Filed Pursuant to Rule 424(b)(2)
Registration No. 333-69230-09

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION,	DATED AUGUST 25, 2004

PROSPECTUS
TARGETS TRUST XXII
TARGETED GROWTH ENHANCED TERMS SECURITIES (TARGETS®)

With respect to American Depositary Receipts representing ordinary shares of Nokia Corporation

Due on            , 2007

$10.00 per TARGETS

Payments Due from

TARGETS Trust XXII Guaranteed by

Citigroup Global Markets Holdings Inc.

•	Preferred securities of a trust paying:

1.	Quarterly distributions in the amount of $ (except $ on November 15, 2004), and

2.	A maturity payment based on the market price of American Depositary Receipts representing the ordinary shares of Nokia Corporation

•	We will apply to list the TARGETS on the American Stock Exchange under the symbol “TGZ.”

Investing in the TARGETS involves a number of risks. See “Risk Factors” beginning on page 10.

Nokia Corporation is not involved in any way in this offering and has no obligations relating to the TARGETS or to holders of the TARGETS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the TARGETS or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per TARGETS		Total
Public Offering Price	$10.00	$
Underwriting Discount to be paid by Citigroup Global Markets Holdings	$	$
Proceeds to TARGETS Trust XXII before expenses	$	$

Citigroup Global Markets Inc. expects to deliver the TARGETS to purchasers on or about         , 2004.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

, 2004

TARGETS® (TARGETED GROWTH ENHANCED TERMS SECURITIES)

SUMMARY

This summary highlights selected information from this prospectus to help you understand the TARGETS with respect to American Depositary Receipts (ADRs) representing ordinary shares of Nokia Corporation. You should carefully read the entire prospectus to understand fully the terms of the TARGETS as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the TARGETS. You should, in particular, carefully review the section entitled “Risk Factors,” which highlights a number of risks, to determine whether an investment in the TARGETS is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this prospectus.

General

TARGETS are preferred securities issued by a trust that offer a potential growth and income investment opportunity. TARGETS provide the growth potential of a particular issue of ADRs in any given monthly period up to an appreciation cap of          % subject to automatic resets, while limiting potential loss in any given monthly period to a depreciation floor of         % subject to automatic resets. Although the growth potential of an investment in the TARGETS is capped, TARGETS investors receive quarterly distributions with a yield greater than the underlying stock’s current dividend yield. TARGETS have a term of approximately 3 years.

Selected Purchase Considerations

•	Growth Potential—TARGETS allow you to participate in the first % of appreciation in the price of the ADRs on which they are based in the period between the issue date and the reset date of the following month and in any subsequent monthly period during the term of the TARGETS.

•	Current Income—TARGETS pay quarterly distributions with a yield set at a rate that is significantly higher than the dividend yield currently paid by the company on whose ADRs the TARGETS are based.

•	Tax Advantage—For most investors, a significant portion of the TARGETS’ quarterly distributions will be considered a return of principal. This tax advantage of the TARGETS has the potential effect of producing a higher after-tax return than would be produced by a more conventional income-generating security. In addition, the TARGETS generally will give rise to a capital gain or loss upon sale or at maturity.

•	Exchange Listing—Although the TARGETS are expected to be “buy and hold” investments, they will be listed on a major exchange.

Selected Risk Considerations

An investment in the TARGETS involves significant risks. These risks are explained in more detail in the “Risk Factors” section of this prospectus. Some are summarized here.

•	Your Investment in the TARGETS May Result in a Loss—The maturity payment on the TARGETS is dependent on the compounded value of the periodic capped returns on the ADRs for each reset period during the term of the TARGETS. The first reset period begins on the date the TARGETS are issued and ends on a date determined at the time of pricing the TARGETS for initial sale to the public, which will be approximately one month later. Subsequent reset periods end on that day of each month, with the last reset period ending at maturity. If the price of the ADRs declines in any reset period, the periodic capped return for that reset period will be negative, and the compounded value of the periodic capped returns will decrease. If the price of the ADRs declines in enough reset periods, the compounded value will be negative. As a result, the amount of any maturity payments may be less than the amount you paid for your TARGETS. This may be the case even if the price of the ADRs increases during one or more reset periods or the price of the ADRs at some point over the life of your TARGETS or at maturity is equal to, or higher than, the price of the ADRs at the time you bought your TARGETS.

•	The Appreciation of Your Investment in the TARGETS Will Be Capped—TARGETS may provide less opportunity for equity appreciation than a direct investment in the ADRs because the periodic capped return will limit the portion of any appreciation in the price of the ADRs in which you will share to the first % of the increase in the period between the issue date and the first reset date and in any subsequent monthly period, but will expose you to the first % of any depreciation in the price of the ADRs during any such period. If the price of the ADRs increases by more than % in any such period during the term of the TARGETS, your return on the TARGETS may be less than your return on a similar security that was directly linked to the ADRs but was not subject to a cap on appreciation.

•	You Have No Rights Against the Issuer of the Ordinary Shares Even Though the Maturity Payment on the TARGETS Is Based on the Price of the ADRs Representing the Ordinary Shares—The market price of the TARGETS at any time will be affected primarily by changes in the price of the ADRs. The yield on the TARGETS is set at a rate that is higher than the current dividend yield on the ADRs, but may not remain higher through the term of the TARGETS if the issuer of the ordinary shares increases its dividends. The issuer of the ordinary shares is not involved in this offering and has no obligations relating to the TARGETS.

•	You May Not Be Able to Sell Your TARGETS if an Active Trading Market for the TARGETS Does Not Develop—We have applied to list the TARGETS on a major exchange, but there can be no guarantee of liquidity in the secondary market. Although Citigroup Global Markets Inc. intends to make a market in the TARGETS, it is not obligated to do so.

•	The Price at Which You Will Be Able to Sell Your TARGETS Prior to Maturity May Be Substantially Less Than the Amount You Originally Invest—Due to changes in the price of and the dividend yield on the ADRs, interest rates, other economic conditions and Citigroup Global Markets Holdings’ perceived creditworthiness, the TARGETS may trade at prices below their initial issue price and you could receive substantially less than the amount of your original investment if you sell your TARGETS prior to maturity.

SUMMARY INFORMATION — Q&A

What is TARGETS Trust XXII?

TARGETS Trust XXII is a Delaware statutory trust. Citigroup Global Markets Holdings will own all of the common securities of Trust XXII. The common securities will comprise at least 3% of Trust XXII’s capital.

Trust XXII will not engage in any activities except:

•	issuing its trust securities, which are limited to TARGETS and common securities,

•	investing approximately 85% to 90% of the proceeds of the offering in a forward contract of Citigroup Global Markets Holdings relating to American Depositary Receipts (ADRs) representing the ordinary shares of Nokia Corporation,

•	investing approximately 10% to 15% of the proceeds of the offering in stripped self-amortizing U.S. treasury securities, and

•	activities incidental to the above.

Trust XXII will not issue any securities except the common securities and the TARGETS.

Trust XXII will be managed by trustees elected by Citigroup Global Markets Holdings, as the holder of the common securities. The holders of the TARGETS will have no right to elect or remove trustees. Citigroup Global Markets Holdings will pay all costs, expenses, debts and liabilities of Trust XXII, including fees and expenses related to the offering of the TARGETS, but not including payments under the TARGETS.

The address and telephone number of Trust XXII are:

TARGETS Trust XXII

c/o Citigroup Global Markets Holdings Inc.

388 Greenwich Street

New York, NY 10013

(212) 816-6000

What Are the TARGETS?

The TARGETS are preferred undivided interests in Trust XXII. The TARGETS mature on                    , 2007, but will be subject to acceleration to an accelerated maturity date upon the occurrence of one of the acceleration events described below. If an acceleration event occurs or Citigroup Global Markets Holdings defaults on its guarantee, holders of the TARGETS will have a preference over holders of the common securities for payments.

The TARGETS are designed to provide you with a higher yield than the current dividend yield paid on the Nokia ADRs. They also provide the opportunity for you to share in the first        % of any appreciation while limiting your potential loss to the first        % of any depreciation in the price of the ADRs in the period between the issue date and the first reset date and in any subsequent monthly period during the term of the TARGETS.

Will I Receive Quarterly Distributions on the TARGETS?

You will receive cash distributions of $            per quarter on each TARGETS (except that the quarterly distribution payment payable on November 15, 2004 will be $            per TARGETS), payable on each February 15, May 15, August 15 and November 15, beginning November 15, 2004.

Trust XXII will make quarterly distribution payments out of:

•	payments received on the treasury securities, and

•	any yield enhancement payments received from Citigroup Global Markets Holdings under the forward contract.

Depending on market conditions at the time of pricing the TARGETS for initial sale to the public, the amount of the yield enhancement payments may be zero or a nominal amount.

The ability of Trust XXII to make quarterly distributions on the TARGETS is entirely dependent on receipt by Trust XXII of payments under the treasury securities and yield enhancement payments, if any, under the forward contract. Citigroup Global Markets Holdings may elect not to make yield enhancement payments, if any, on the date they are due under the forward contract, and is permitted to delay making those payments, with interest, until maturity. You should refer to the sections “Risk Factors — You May Not Receive Yield Enhancement Payments on the Date They Are Due Because They Can Be Deferred” and “Description of the TARGETS — Quarterly Distributions” in this prospectus.

What Will I Receive at Maturity of the TARGETS?

At maturity, you will receive for each TARGETS the maturity payment and the final quarterly distribution. The maturity payment per TARGETS will equal the sum of (A) the initial principal amount of $10.00 per TARGETS and (B) the stock return payment, which may be positive, zero or negative.

How Will the Stock Return Payment Be Calculated?

The stock return payment will equal the product of:

Initial Principal Amount of $10.00 per TARGETS × Stock Return

The stock return will equal the compounded value of the periodic capped returns for each reset period computed in the following manner, and is presented in this prospectus as a percentage:

Product of [(1.00 + the periodic capped return) for each reset period] – 1.00

The periodic capped return for any reset period (including the reset period ending at maturity) will equal the following fraction:

Ending Value – Starting Value
Starting Value

Reset dates occur on the    day of each month beginning                    , 2004, except that the final reset date will occur at maturity. We refer to each period between any two consecutive reset dates (or the issue date and the first reset date) as a reset period. The periodic capped return for any reset period will not in any circumstances be greater than     % or less than     %.

The stock return will be calculated by compounding the product of the periodic capped returns for each reset period. Assuming a hypothetical 5% cap on appreciation and 10% floor on depreciation in each reset period and a total of 35 reset periods, the stock return cannot be more than approximately 451.6% (a maximum value that represents an increase in the price of the ADRs of at least 5% in each reset period) and may be as little as -97.50% (a minimum value that represents a decrease in the price of the ADRs of at least 10% in each reset period).

The ending value for any reset period other than the reset period ending at maturity will be the trading price of the ADRs on the reset date at the end of the period or, if that day is not a trading day, the trading price of the ADRs on the next following trading day. The ending value for the reset period ending at maturity will be the average daily trading price of the ADRs for the 10 trading days immediately up to and including the date three trading days before the maturity date.

The starting value for the initial reset period will be the closing sale price of the ADRs on the date the TARGETS are priced for initial sale to the public. We will disclose the initial starting value to you in the final prospectus delivered to you in connection with sales of the TARGETS. The starting value for each subsequent reset period (including the reset period ending on maturity) will equal the ending value for the immediately preceding reset period.

A trading day means a day, as determined by Citigroup Global Markets Holdings, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a market disruption event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States, or (in the case of a security principally traded on one or more non-U.S. securities exchanges or markets) on the principal non-U.S. securities exchange or market for such security.

A market disruption event means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of, (1) the Nokia ADRs or ordinary shares on any exchange or market, or (2) any options contracts or futures contracts relating to the Nokia ADRs or ordinary shares, or any options on such futures contracts, on any exchange or market if, in each case, in the determination of Citigroup Global Markets Holdings, any such suspension, limitation or unavailability is material.

The trading price of the Nokia ADRs (or any other security for which a trading price must be determined, including the Nokia ordinary shares) on any date of determination will be (1) if the ADRs are listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal national securities exchange on which the ADRs are listed or admitted to trading, (2) if the ADRs are not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the ADRs are listed or admitted to trading on such exchange), and the ADRs are quoted on the Nasdaq National Market, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date as reported on the Nasdaq, and (3) if the ADRs are not quoted on the Nasdaq on that date of determination or, if the closing sale price or last reported sale price is not obtainable (even if the ADRs are quoted on the Nasdaq), the last quoted bid price for the ADRs in the over-the-counter market on that date as reported by the OTC Bulletin Board, the National Quotation Bureau or a similar organization, provided that, if the security for which a trading price must be determined is principally traded on one or more non-U.S. securities exchanges or markets, then the trading price will be the closing sale price, last reported sales price or last quoted bid price, as the case may be, reported on that date on the principal non-U.S. securities exchange or market, expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on that date, or if this rate is unavailable, such rate as the Calculation Agent may determine. The determination of the trading price on any trading day may be deferred by Citigroup Global Markets Holdings for up to five consecutive trading days on which a market disruption event is occurring, but not past the trading day prior to maturity. If no sale price is available pursuant to clauses (1), (2) or (3) or the proviso above or if there is a market disruption event, the trading price on any date of determination, unless deferred by Citigroup Global Markets Holdings as described in the preceding sentence, will be the arithmetic mean, as determined by Citigroup Global Markets Holdings, of the bid prices of the ADRs obtained from as many dealers in such ADRs (which may include Citigroup Global Markets Inc. or any of its other subsidiaries or affiliates), but not exceeding three such dealers, as will make such bid prices available to Citigroup Global Markets Holdings. A security “quoted on the Nasdaq National Market” will include a security included for listing or quotation in any successor to such system and the term “OTC Bulletin Board” will include any successor to such service. If the Nokia ADR program is terminated, the trading price will be calculated by substituting Nokia ordinary shares for the ADRs.

The periodic capped return is subject to adjustment upon the occurrence of certain events involving Nokia Corporation and its capital structure.

The stock return payment payable to you at maturity is dependent on the return on the ADRs during the period between the issue date and the first reset date and during each subsequent monthly period. The stock return payment that you receive on the maturity date may be positive, zero or negative. If the stock return is negative, the maturity payment you receive will be less than the amount of your original investment. If the stock return is zero, the maturity payment you receive will equal the amount of your original investment.

If the ending value for the reset period ending at maturity is less than the price of the ADRs upon issuance of the TARGETS, the maturity payment on each TARGETS may be less than the amount you originally invested. As demonstrated by some of the hypothetical examples provided below, the possibility exists that an investment in the TARGETS will result in a loss even if the ending value for the reset period ending at maturity is greater than the price of the ADRs when the TARGETS are issued.

The TARGETS may provide less opportunity for appreciation than a direct investment in the ADRs because the periodic capped return will limit the portion of any appreciation in the price of the ADRs in which you will share to the first    % of any increase in the price of the ADRs during any reset period, but will expose you to the first    % of any depreciation in the price of the ADRs during any reset period.

The maturity payment with respect to each TARGETS will be paid by Trust XXII out of the funds received by Trust XXII from Citigroup Global Markets Holdings under the forward contract. Trust XXII’s ability to make the maturity payments is entirely dependent upon Trust XXII receiving payments under the forward contract from Citigroup Global Markets Holdings.

Where Can I Find Examples of Hypothetical Maturity Payments?

For a table setting forth hypothetical maturity payments, see “Description of the TARGETS — Maturity Payment — Hypothetical Examples” in this prospectus.

What Happens if an Acceleration Event Occurs?

If one of the acceleration events described below occurs, the treasury securities will be sold and Trust XXII will be liquidated. You will receive for each TARGETS the accelerated maturity payment and a pro rata portion of the proceeds of the sale of the treasury securities, plus any accrued and unpaid yield enhancement payments.

The accelerated maturity payment per TARGETS will be calculated in the same manner as the maturity payment and as though the date on which the acceleration event occurred were the maturity date.

You will receive payment before holders of the common securities if an acceleration event occurs or Citigroup Global Markets Holdings defaults on any of its obligations under its guarantee.

Any of the following will constitute an acceleration event:

•	the occurrence of certain adverse tax consequences to Trust XXII,

•	the classification of Trust XXII as an “investment company” under the Investment Company Act, or

•	the initiation of bankruptcy proceedings regarding Citigroup Global Markets Holdings.

Are Payments on the TARGETS Guaranteed?

Citigroup Global Markets Holdings has guaranteed that if a payment on the forward contract or the treasury securities is made to Trust XXII but, for any reason, Trust XXII does not make the corresponding payment to you, then Citigroup Global Markets Holdings will make the payment directly to you. You should refer to the section “Description of the Guarantee” in this prospectus.

What Are My Voting Rights?

You will have limited voting rights with respect to Trust XXII and will not be entitled to vote to appoint, remove or replace, or increase or decrease the number of, the trustees. These voting rights will be held exclusively by Citigroup Global Markets Holdings, as the holder of the common securities. You will, however, have the right to direct JPMorgan Chase Bank, as trustee of Trust XXII and as holder of the forward contract and the treasury securities, to exercise its rights as trustee and to direct the time, method and place of any proceeding for any remedy available to the trustee.

You will have no voting rights and no ownership interest in any ADRs or ordinary shares of Nokia Corporation.

What Are the ADRs?

The American Depositary Receipts, or ADRs, are negotiable receipts issued by a depositary, Citibank, N.A., evidencing American Depositary Shares, or ADSs, representing the underlying ordinary shares of Nokia Corporation that have been deposited and are held, on behalf of the holders of the Nokia ADRs, at Merita-Nordbanken Group, as custodian and agent for the depositary, and/or such other firm or corporation as the depositary may appoint. While the market for Nokia ordinary shares is on the Helsinki Exchanges and while trading in that market is based on the euro, the Nokia ADRs trade in U.S. dollars.

How Have Nokia ADRs Performed Historically?

We have provided a table showing the high and low sale prices for Nokia ADRs since the first quarter of 1999. You can find this table in the section “Historical Data on the Nokia ADRs” in this prospectus. We have provided this historical information to help you evaluate the behavior of Nokia ADRs in recent years. However, past performance is not necessarily indicative of how Nokia ADRs will perform in the future. You should also refer to the section “Risk Factors — You Have No Rights Against Nokia Corporation Even Though the Maturity Payment on the TARGETS is Based on the Trading Price of Nokia ADRs” in this prospectus.

The TARGETS are obligations of Trust XXII and, to the extent of the guarantee, of Citigroup Global Markets Holdings. Even though the maturity payment will reflect the market price of Nokia ADRs at maturity, Nokia Corporation has no obligations under the TARGETS or Citigroup Global Markets Holdings’ guarantee.

What Is the Forward Contract?

The forward contract will be issued under an indenture between Citigroup Global Markets Holdings and JPMorgan Chase Bank, as trustee. Citigroup Global Markets Holdings conducts other business with JPMorgan Chase Bank.

Trust XXII will purchase the forward contract from Citigroup Global Markets Holdings on the date the TARGETS are issued. Under the forward contract, Citigroup Global Markets Holdings will be required to pay to Trust XXII the total maturity payments, or the total accelerated maturity payments, and any yield enhancement payments. The forward contract is a prepaid “cash-settled” forward contract under which Citigroup Global Markets Holdings will settle its obligations in cash rather than in securities. The proceeds from the sale of the forward contract will be used by Citigroup Global Markets Holdings for general corporate purposes. You should refer to the sections “Use of Proceeds and Hedging Activities,” “Description of the Forward Contract” and “Risk Factors — The Market Value of the TARGETS May Be Affected by Purchases and Sales of Nokia ADRs or Ordinary Shares or Derivative Instruments Related to Nokia ADRs or Ordinary Shares by Affiliates of Citigroup Global Markets Holdings” in this prospectus.

What Are the U.S. Federal Income Taxes Consequences of Investing in the TARGETS?

If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on only a portion of each quarterly cash distribution you receive from Trust XXII, which will be ordinary income. The remaining portion of each quarterly cash distribution that you receive from Trust XXII will be treated as a tax-free return of your investment in the TARGETS and will reduce your tax basis in them. If you hold your TARGETS until they mature or if you sell your TARGETS, you will have a capital gain or loss equal to the difference between your tax basis in the TARGETS and the cash you receive. You should refer to the section “Certain United States Federal Income Tax Considerations” in this prospectus.

Will the TARGETS Be Listed on a Stock Exchange?

We will apply to list the TARGETS on the American Stock Exchange under the symbol “TGZ.” You should be aware that the listing of the TARGETS on the American Stock Exchange will not necessarily ensure that a liquid trading market will be available for the TARGETS.

What Is the Role of Citigroup Global Markets Holdings’ Subsidiary, Citigroup Global Markets Inc.?

Citigroup Global Markets Holdings’ subsidiary, Citigroup Global Markets Inc., is the underwriter for the offering and sale of the TARGETS. After the initial offering, Citigroup Global Markets Inc. and/or other broker- dealer affiliates of Citigroup Global Markets Holdings intend to buy and sell TARGETS to create a secondary market for holders of the TARGETS, and may engage in other activities described below in the section “Underwriting.” However, neither Citigroup Global Markets Inc. nor any of these affiliates will be obligated to engage in any market-making activities, or continue them once it has started. Citigroup Global Markets Inc. will also act as calculation agent for the TARGETS.

Can You Tell Me More About Citigroup Global Markets Holdings?

Citigroup Global Markets Holdings Inc. is a holding company that provides investment banking, securities and commodities trading, brokerage, asset management and other financial services through its subsidiaries. Citigroup Global Markets Holdings is a subsidiary of Citigroup Inc., a diversified financial services holding company.

Citigroup Global Markets Holdings’ ratios of earnings (losses) to fixed charges (Citigroup Global Markets Holdings has no outstanding preferred stock) since 1999 are as follows:

	Six Months Ended June 30, 2004		Year Ended December 31,
			2003	2002	2001	2000	1999
Ratio of earnings (losses) to fixed charges	(0.56x	)	1.90x	1.44x	1.34x	1.32x	1.46x

Can You Tell Me More About Citigroup Global Markets Holdings’ Hedging Activity?

Citigroup Global Markets Holdings expects to hedge its obligations under the TARGETS through one or more of its affiliates. This hedging activity will likely involve trading in Nokia ADRs or ordinary shares or in other instruments, such as options or swaps, based upon Nokia ADRs or ordinary shares. This hedging activity could affect the market price of Nokia ADRs and therefore the market value of the TARGETS. The costs of maintaining or adjusting this hedging activity could also affect the price at which Citigroup Global Markets Holdings’ subsidiary Citigroup Global Markets Inc. may be willing to purchase your TARGETS in the secondary market. Moreover, this hedging activity may result in Citigroup Global Markets Holdings or its affiliates receiving a profit, even if the market value of the TARGETS declines. You should refer to “Risk Factors —  Citigroup Global Markets Holdings’ Hedging Activity Could Result in a Conflict of Interest,” “— The Price at Which You Will Be Able to Sell Your TARGETS Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” and “Use of Proceeds and Hedging Activities” in this prospectus.

Does ERISA Impose Any Limitations on Purchases of the TARGETS?

Employee benefit plans subject to ERISA, individual retirement accounts, Keogh plans and other similar plans subject to Section 4975 of the Internal Revenue Code, entities the assets of which may be deemed to be “plan assets” under ERISA regulations, and governmental plans subject to any substantially similar laws (collectively, “Pension Type Accounts”) can generally purchase the TARGETS. However, each such Pension Type Account should consider whether purchase of the TARGETS is prudent and consistent with the documents governing such account. The fiduciary rules governing Pension Type Accounts are complex and individual considerations may apply to a particular account. Accordingly, any fiduciary of a Pension Type Account should consult with its legal advisers to determine whether purchase of the TARGETS is permissible under the fiduciary rules. Each purchaser will be deemed to have made certain representations concerning its purchase or other acquisition of the TARGETS. You should refer to the section “ERISA Considerations” in this prospectus.

Are There Any Risks Associated With My Investment?

Yes, the TARGETS are subject to a number of risks. Please refer to the section “Risk Factors” in this prospectus.

RISK FACTORS

You should carefully consider the following risk factors in addition to the other information contained in this prospectus before investing in the TARGETS. Hypothetical examples illustrating certain of the risks described in each of the first four risk factors can be found below in the section “Description of the Targets — Maturity Payment — Hypothetical Examples.”

Your Investment in the TARGETS May Result in a Loss If the Trading Price of Nokia ADRs Declines

If the trading price of the ADRs declines during the period between the issue date and the first reset date or in any subsequent monthly period during the term of the TARGETS, the value of the periodic capped return for that reset period will be negative. Because the amount of the payment to you at maturity is based on the compounded value of the periodic capped return for the reset periods during the term of the TARGETS, the likelihood that the value of the stock return will be negative increases as the number of periodic capped returns with negative values increases and as the size of the decline in the trading price of the ADRs in any reset period increases (down to the         % depreciation floor). As demonstrated by some of the hypothetical examples in the section “Description of the Targets — Maturity Payment — Hypothetical Examples,” the maturity payment may be less than the amount of your investment even if the price of the ADRs has increased during one or more monthly periods during the term of the TARGETS or if the trading price of the ADRs as of the maturity date is greater than its price at issuance. In fact, assuming a hypothetical 5% cap on appreciation and a hypothetical 10% floor for depreciation in each reset period and a total of 35 reset periods, if the trading price of the ADRs declines in at least 12 reset periods by 10% or more, the maturity payment amount will be less than the amount of your investment, even if the trading price of the ADRs increases by at least 5% in every other reset period. In addition, assuming a hypothetical 10% depreciation floor, the maturity payment amount can be as low as $0.25 per TARGETS if the trading price of the ADRs declines by 10% or more in each reset period.

The Appreciation of Your Investment in the TARGETS Will Be Capped

The TARGETS may provide less opportunity for equity appreciation than a direct investment in the ADRs because the periodic capped return will limit the portion of any appreciation in the price of the ADRs in which you will share to the first        % of the increase in any reset period, but will expose you to the first         % of any depreciation in the price of the ADRs during any given reset period. If the trading price of the ADRs increases by more than         % in any reset period during the term of the TARGETS, your return on the TARGETS may be less than your return on a similar security that was directly linked to the ADRs but was not subject to a cap on appreciation.

You Have No Rights Against Nokia Corporation Even Though the Maturity Payment on the TARGETS is Based on the Trading Price of Nokia ADRs

The historical ADR price is not an indicator of the future performance of the ADRs during the term of the TARGETS. Changes in the price of the ADRs will affect the trading price of the TARGETS, but it is impossible to predict whether the price of the ADRs will rise or fall.

The yield on the TARGETS is higher than the current dividend yield on the ADRs . However, it may not remain higher through the term of the TARGETS if Nokia Corporation increases its dividends. In addition, you will not receive dividends or other distributions paid on the ADRs or the ordinary shares.

Nokia Corporation is not in any way involved with this offering and has no obligations relating to the TARGETS or holders of the TARGETS. In addition, you will have no voting rights with respect to the Nokia ADRs or ordinary shares.

Nokia Corporation is currently subject to SEC reporting requirements, and distributes reports and other information to its stockholders. In the event that Nokia Corporation ceases to be subject to these reporting requirements, pricing information for the TARGETS may be more difficult to obtain and the value, trading price and liquidity of the ADRs and the TARGETS may be reduced.

The Price at Which You Will be Able to Sell Your TARGETS Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest

We believe that the value of your TARGETS in the secondary market will be affected by the supply of and demand for the TARGETS, the value of Nokia ADRs and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the TARGETS of a change in a specific factor, assuming all other conditions remain constant.

Nokia ADR Price.    We expect that the market value of the TARGETS will depend substantially on the amount, if any, by which the price of Nokia ADRs changes from the price of the ADRs when the TARGETS are issued. However, changes in the price of Nokia ADRs may not always be reflected, in full or in part, in the market value of the TARGETS. If you choose to sell your TARGETS when the price of Nokia ADRs exceeds the ADR price at the time the TARGETS were issued, you may receive substantially less than the amount that would be payable at maturity based on that price because of expectations that the price of Nokia ADRs will continue to fluctuate between that time and the time when the maturity payment is determined. In addition, significant increases in the value of Nokia ADRs above the cap of        % on monthly appreciation may not be reflected in the trading price of the TARGETS. If you choose to sell your TARGETS when the price of Nokia ADRs is below the ADR price at the time the TARGETS were issued, you may receive less than the amount you originally invested, except to the extent of any quarterly distributions. Because of the cap on monthly appreciation, the price at which you will be able to sell your TARGETS prior to maturity may be substantially less than the amount originally invested, even if the price of Nokia ADRs when you sell your TARGETS is equal to, or higher than, the price of the ADRs at the time you bought your TARGETS.

The value of Nokia ADRs will be influenced by Nokia Corporation’s results of operations and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the market segment of which Nokia Corporation is a part. Citigroup Global Markets Holdings’ hedging activities in the ordinary shares and ADRs of its obligations under the forward contract, the issuance of securities similar to the TARGETS and other trading activities by Citigroup Global Markets Holdings, its affiliates and other market participants can also affect the price of Nokia ADRs.

Volatility of Nokia ADRs.    Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of Nokia ADRs changes during the term of the TARGETS, the market value of the TARGETS may decrease.

Events Involving Nokia Corporation.    General economic conditions and the earnings results of Nokia Corporation and real or anticipated changes in those conditions or results may affect the market value of the TARGETS. In addition, if the dividend yield on Nokia ADRs or ordinary shares increases, the market value of the TARGETS may decrease because the value of the payment you receive at maturity will not reflect the value of such dividend payments. Conversely, if the dividend yield on Nokia ADRs or ordinary shares decreases, the market value of the TARGETS may increase.

Interest Rates.    We expect that the market value of the TARGETS will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the TARGETS may decrease, and if U.S. interest rates decrease, the market value of the TARGETS may increase.

Time Premium or Discount.    As a result of a “time premium or discount,” the TARGETS may trade at a value above or below that which would be expected based on the level of interest rates and the value of the Nokia ADRs the longer the time remaining to maturity. A “time premium or discount” results from expectations concerning the value of Nokia ADRs during the period prior to the maturity of the TARGETS. However, as the time remaining to maturity decreases, this time premium or discount may diminish, increasing or decreasing the market value of the TARGETS.

Citigroup Global Markets Holdings’ Hedging Activities.    Hedging activities in Nokia ADRs or ordinary shares by one or more affiliates of Citigroup Global Markets Holdings will likely involve trading in Nokia ADRs or ordinary shares or in other instruments, such as options or swaps, based upon Nokia ADRs or ordinary shares. This hedging activity could affect the market price of Nokia ADRs and therefore the market value of the TARGETS.

Dividend Yields.    If the dividend yield on Nokia ADRs increases, we expect that the market value of the TARGETS may decrease, since the value of the payment you receive at maturity will not reflect the value of such dividend payments. Conversely, if the dividend yield on Nokia ADRs decreases, the market value of the TARGETS may increase.

Citigroup Global Markets Holdings’ Credit Ratings, Financial Condition and Results.    Actual or anticipated changes in our credit ratings, financial condition or results may affect the market value of the TARGETS.

Economic Conditions and Earnings Performance of Nokia Corporation.    General economic conditions and the earnings results of Nokia Corporation and real or anticipated changes in those conditions or results may affect the market value of the TARGETS.

We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the market value of the TARGETS attributable to another factor, such as an increase in the value of Nokia ADRs.

In general, assuming all relevant factors are held constant, we expect that the effect on the market value of the TARGETS of a given change in most of the factors listed above may be less if it occurs later in the term of the TARGETS than if it occurs earlier in the term of the TARGETS.

The Value of the ADRs May Not Completely Track the Value of Nokia Ordinary Shares

Although the trading characteristics and valuations of the ADRs will usually mirror the characteristics and valuations of the underlying ordinary shares represented by the ADRs, the value of the ADRs may not completely track the value of Nokia ordinary shares. Active trading volume and efficient pricing on the Helsinki Exchanges for the Nokia ordinary shares will usually, but not necessarily, indicate similar characteristics in respect of the Nokia ADRs. Because of the size of an offering of Nokia ordinary shares in ADR form outside Finland and/or other factors that have limited or increased the float of certain ADRs, the liquidity of the ADRs may be less than or greater than that of the underlying ordinary shares. In addition, the terms and conditions of depositary facilities may result in less liquidity or lower market values for the Nokia ADRs than for the ordinary shares. Since holders of ADRs may surrender the ADRs in order to take delivery of and trade the underlying ordinary shares, a characteristic that allows investors in ADRs to take advantage of price differentials between different markets, a market for the underlying shares that is not liquid will generally result in an illiquid market for the ADRs representing such underlying shares.

The prices of the ADRs are quoted in U.S. dollars. Thus, the starting values and ending values of the ADRs will be expressed in U.S. dollars and the maturity payment on the TARGETS will be made in U.S. dollars. However, you should be aware that a depreciation of the value of the currencies in which the Nokia ordinary shares are traded versus the U.S. dollar may reduce the trading price of the ADRs (and thus the trading price of and the maturity payment on the TARGETS).

The Trading Price of the Nokia ADRs and the TARGETS Will Be Affected by Conditions in the European Securities Markets

Although the market price of the Nokia ADRs is not directly tied to the trading price of the Nokia ordinary shares in Europe, the trading price of the ADRs is expected to generally track the U.S. dollar value of the euro trading price of the ordinary shares on the Helsinki Exchanges. This means that the trading value of the ADRs is expected to be affected by the U.S. dollar/euro exchange rate and by factors affecting the over-all European stock market, and in particular, the Helsinki Exchanges.

Investments in securities linked to the value of European equity securities involve certain risks. The European securities markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets. Also, there is generally less publicly available information about European companies than about U.S. companies, and European companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. companies.

Securities prices in Europe are subject to political, economic, financial and social factors that apply in Europe. These factors, which could negatively affect the European securities markets, include the possibility of recent or future changes in the local or Europe-wide economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to such companies or investments in European equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, the European economy may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The Trading Price of the TARGETS May Be Less Than You Would Otherwise Expect Because the Maturity of the TARGETS Can Be Accelerated

If an acceleration event occurs, the maturity of the TARGETS will be accelerated and you will receive with respect to each TARGETS the accelerated maturity payment and a pro rata portion of the proceeds of the sale of the treasury securities. Because the amount that would be payable on the accelerated maturity date is uncertain, since it would depend on when an acceleration event occurs, the market value of the TARGETS may be less than what you would otherwise expect based on the price of Nokia ADRs and the level of interest rates at a particular time.

You May Not Receive Yield Enhancement Payments on the Date They Are Due Because They Can Be Deferred

The failure by Citigroup Global Markets Holdings to make any yield enhancement payments on the date they are due will not constitute an acceleration event. Citigroup Global Markets Holdings will be allowed under the forward contract to delay making any unpaid yield enhancement payments until the maturity date or the accelerated maturity date.

You Will Have Limited Voting Rights With Respect To Trust XXII and the Trustees

You will have limited voting rights with respect to Trust XXII and will not be entitled to vote to appoint, remove or replace, or increase or decrease the number of, the trustees. These voting rights will be held exclusively by Citigroup Global Markets Holdings, as the holder of the common securities of Trust XXII. You should refer to the section “Description of the TARGETS — Voting Rights” in this prospectus.

The Maturity Payment May Be Reduced Under Some Circumstances if Nokia ADRs Are Diluted Because the Maturity Payment Will Not Be Adjusted for All Events that Dilute Nokia ADRs

The maturity payment and accelerated maturity payment are subject to adjustment for a number of events arising from stock splits and combinations, stock dividends, a number of other actions of Nokia Corporation that modify its capital structure and a number of other transactions involving Nokia Corporation, as well as for the liquidation, dissolution or winding up of Nokia Corporation. You should refer to the section “Description of the TARGETS — Dilution Adjustments” in this prospectus. The maturity payment and accelerated maturity payment will not be adjusted for other events that may adversely affect the price of Nokia ADRs, such as offerings of ADRs or ordinary shares for cash or in connection with acquisitions. Because of the relationship of the maturity payment and accelerated maturity payment to the price of Nokia ADRs, these other events may reduce the maturity payment on the TARGETS.

The United States Federal Income Tax Consequences of the TARGETS Are Uncertain

No statutory, judicial or administrative authority directly addresses the characterization of the TARGETS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the TARGETS are not certain. No ruling is being requested from the Internal Revenue Service with respect to the TARGETS and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under the section “Certain United States Federal Income Tax Considerations” in this prospectus.

You May Not be Able to Sell Your TARGETS if an Active Trading Market for the TARGETS Does Not Develop

There is currently no secondary market for the TARGETS. Citigroup Global Markets Inc. currently intends, but is not obligated, to make a market in the TARGETS. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the TARGETS. If the secondary market for the TARGETS is limited, there may be few buyers should you choose to sell your TARGETS prior to maturity. This may affect the price you receive.

The Market Value of the TARGETS May Be Affected by Purchases and Sales of Nokia ADRs or Ordinary Shares or Derivative Instruments Related to Nokia ADRs or Ordinary Shares by Affiliates of Citigroup Global Markets Holdings

Citigroup Global Markets Holdings’ affiliates, including Citigroup Global Markets Inc., may from time to time buy or sell Nokia ADRs or ordinary shares or derivative instruments relating to the ADRs or ordinary shares for their own accounts in connection with their normal business practices or in connection with hedging Citigroup Global Markets Holdings’ obligations under the forward contract. These transactions could affect the price of Nokia ADRs and therefore the market value of the TARGETS. You should refer to the section “Use of Proceeds and Hedging Activities” in this prospectus.

Citigroup Global Markets Inc., an Affiliate of Citigroup Global Markets Holdings, is the Calculation Agent, Which Could Result in a Conflict of Interest

Citigroup Global Markets Inc., which is acting as the calculation agent for the TARGETS, is an affiliate of Citigroup Global Markets Holdings. As a result, Citigroup Global Markets Inc.’s duties as calculation agent, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of Citigroup Global Markets Holdings.

Citigroup Global Markets Holdings’ Hedging Activity Could Result in a Conflict of Interest

Citigroup Global Markets Holdings expects to hedge its obligations under the TARGETS through one or more of its affiliates. This hedging activity will likely involve trading in Nokia ADRs or ordinary shares or in other instruments, such as options or swaps, based upon Nokia ADRs or ordinary shares. This hedging activity may present a conflict between your interest in the TARGETS and the interests Citigroup Global Markets

Holdings and its affiliates have in executing, maintaining and adjusting its hedge transactions because it could affect the market price of Nokia ADRs and therefore the market value of the TARGETS. It could also be adverse to your interest if it affects the price at which Citigroup Global Markets Holdings’ subsidiary Citigroup Global Markets Inc. may be willing to purchase your TARGETS in the secondary market. Since hedging Citigroup Global Markets Holdings obligation under the TARGETS involves risk and may be influenced by a number of factors, it is possible that Citigroup Global Markets Holdings or its affiliates may profit from its hedging activity, even if the market value of the TARGETS declines.

The Payments You Receive on the TARGETS Will Likely Be Delayed or Reduced in the Event of a Bankruptcy of Citigroup Global Markets Holdings

Although the TARGETS are securities of Trust XXII, the ability of Trust XXII to make payments under the TARGETS depends upon its receipt from Citigroup Global Markets Holdings under the forward contract of (1) the total maturity payments or total accelerated maturity payments and (2) any yield enhancement payments. The ability of Citigroup Global Markets Holdings to meet its obligations under the forward contract and, in turn, the ability of Trust XXII to meet its obligations under the TARGETS, therefore depends on the solvency and creditworthiness of Citigroup Global Markets Holdings. In the event of a bankruptcy of Citigroup Global Markets Holdings, any recovery by the holders of TARGETS will likely be substantially delayed and may be less than each holder’s pro rata portion of the forward contract.

AVAILABLE INFORMATION

Citigroup Global Markets Holdings files annual, quarterly and special reports and other information (File No. 1-15286) with the SEC. You may read and copy any document Citigroup Global Markets Holdings files at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Citigroup Global Markets Holdings’ SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

Separate financial statements of Trust XXII have not been included in this prospectus. Citigroup Global Markets Holdings does not believe that these financial statements would be material to you because

•	Citigroup Global Markets Holdings, an SEC reporting company, owns all the voting securities of Trust XXII,

•	Trust XXII has no independent operations,

•	Citigroup Global Markets Holdings is the obligor under the forward contract, and

•	Citigroup Global Markets Holdings has fully and unconditionally guaranteed Trust XXII’s obligations under the TARGETS to the extent that Trust XXII has funds available to meet its obligations.

In its future filings under the Securities Exchange Act of 1934, a footnote to Citigroup Global Markets Holdings’ annual financial statements will state

•	that Trust XXII is consolidated with Citigroup Global Markets Holdings,

•	that Citigroup Global Markets Holdings owns all of the voting securities of Trust XXII,

•	that Trust XXII has no assets, operations, revenues or cash flows other than those related to the issuance, administration and repayment of the TARGETS and common securities, and

•	that the guarantee, when taken together with the forward contract, the related indenture, the declaration of trust of Trust XXII and Citigroup Global Markets Holdings’ obligations to pay all fees and expenses of Trust XXII, constitutes a full and unconditional guarantee by Citigroup Global Markets Holdings of Trust XXII’s obligations under the TARGETS.

Citigroup Global Markets Holdings and Trust XXII have filed with the SEC a registration statement (No. 333-69230) which contains additional information not included in this prospectus. A copy of the registration statement can be obtained from the SEC as described above or from Citigroup Global Markets Holdings.

The SEC allows Citigroup Global Markets Holdings to “incorporate by reference” the information it files, which means that Citigroup Global Markets Holdings can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents filed by Citigroup Global Markets Holdings listed below and any future filings made by Citigroup Global Markets Holdings with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act until the later of the completion of the offering of the TARGETS and the cessation of market-making activities in the TARGETS by Citigroup Global Markets Inc. and its broker-dealer affiliates:

•	Annual Report on Form 10-K for the year ended December 31, 2003,

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004,

•	Current Reports on Form 8-K filed on January 20, 2004, January 29, 2004, January 30, 2004, March 1, 2004, March 29, 2004, April 1, 2004, April 15, 2004, April 30, 2004, June 3, 2004, June 22, 2004, June 29, 2004, June 30, 2004, July 15, 2004, July 21, 2004 and July 29, 2004.

You may request a copy of these filings, at no cost, by writing or telephoning Citigroup Global Markets Holdings at the following address:

Treasurer

Citigroup Global Markets Holdings Inc.

388 Greenwich Street

New York, NY 10013

212-816-6000

You should rely only on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

CITIGROUP GLOBAL MARKETS HOLDINGS INC.

Citigroup Global Markets Holdings operates through its subsidiaries in three business segments: Investment Services, Private Client Services and Asset Management. Citigroup Global Markets Holdings provides investment banking, securities and commodities trading, capital raising, asset management, advisory, research, brokerage and other financial services to its customers, and executes proprietary trading strategies on its own behalf. As used in this section, unless the context otherwise requires, Citigroup Global Markets Holdings refers to Citigroup Global Markets Holdings Inc. and its consolidated subsidiaries.

Citigroup Inc., Citigroup Global Markets Holdings’ parent, is a diversified holding company whose businesses provide a broad range of financial services to consumer and corporate customers around the world. Citigroup’s activities are conducted through the Global Consumer, Global Corporate and Investment Bank, Private Client Services, Global Investment Management, and Proprietary Investment Activities business segments.

Citigroup Global Markets Holdings is a global, full-service investment banking and securities brokerage firm. Citigroup Global Markets Holdings provides a full range of financial advisory, research and capital raising services to corporations, governments and individuals. At December 31, 2003, the firm had more than 12,200 Financial Consultants, located in more than 500 offices worldwide.

Citigroup Global Markets Holdings’ global investment banking services encompass a full range of capital market activities, including the underwriting and distribution of debt and equity securities for United States and foreign corporations and for state, local and other governmental and government sponsored authorities. Citigroup Global Markets Holdings frequently acts as an underwriter or private placement agent in corporate and public securities offerings and provides alternative financing options. It also provides financial advice to investment banking clients on a wide variety of transactions including mergers and acquisitions, divestitures, leveraged buyouts, financial restructurings and a variety of cross-border transactions.

Private Client Services provides investment advice, financial planning and brokerage services to affluent individuals, small and mid-size companies, and non-profit and large corporations primarily through the worldwide network of Smith Barney Financial Consultants. In addition, Private Client Services provides independent client-focused research to individuals and institutions around the world.

The portion of Citigroup’s Asset Management segment housed within Citigroup Global Markets Holdings is comprised primarily of two asset management business platforms: Salomon Brothers Asset Management and Smith Barney Asset Management. These platforms offer a broad range of asset management products and services from global investment centers, including mutual funds, closed-end funds and managed accounts. In addition, these platforms offer a broad range of unit investment trusts.

The principal office of Citigroup Global Markets Holdings is located at 388 Greenwich Street, New York, New York 10013, and its telephone number is (212) 816-6000. Citigroup Global Markets Holdings, a New York corporation, was incorporated in 1977.

USE OF PROCEEDS AND HEDGING ACTIVITIES

Trust XXII will use approximately 85% to 90% of the total proceeds from the sale of the TARGETS and the common securities to buy the forward contract from Citigroup Global Markets Holdings, and approximately 10% to 15% of the proceeds to buy the treasury securities. Citigroup Global Markets Holdings will use a portion of the net proceeds from the sale of the forward contract for general corporate purposes, which may include capital contributions to subsidiaries of Citigroup Global Markets Holdings and/or the reduction or refinancing of borrowings of Citigroup Global Markets Holdings or its subsidiaries. In order to fund its business, Citigroup Global Markets Holdings expects to incur additional debt in the future. To the extent that any TARGETS the underwriter is purchasing for resale are not sold, the aggregate proceeds to Citigroup Global Markets Holdings and its subsidiaries would be reduced. Citigroup Global Markets Holdings or an affiliate may enter into a swap agreement with one of Citigroup Global Markets Holdings’ affiliates in connection with the sale of the TARGETS and may earn additional income as a result of payments pursuant to such swap or related hedge transactions.

Citigroup Global Markets Holdings or one or more of its subsidiaries will use the remainder of the net proceeds from the sale of the forward contract for hedging activities related to Citigroup Global Markets Holdings’ obligations under the forward contract. On or prior to the closing date of the TARGETS offering, Citigroup Global Markets Holdings, directly or through its subsidiaries, will hedge its anticipated exposure under the forward contract by the purchase or sale of Nokia ADRs or ordinary shares or options, futures contracts, forward contracts or swaps or options on the foregoing, or other derivative or synthetic instruments related to, the ADRs or ordinary shares.

From time to time after the initial sale of the TARGETS and prior to the maturity date or accelerated maturity date, depending on market conditions, including the price of the ADRs, Citigroup Global Markets Holdings expects that it or its subsidiaries will increase or decrease their initial hedge positions through various transactions and may purchase or sell ADRs or ordinary shares or options, swaps, futures contracts, forward contracts or other derivative or synthetic instruments related to the ADRs or ordinary shares. In addition, Citigroup Global Markets Holdings and its subsidiaries may purchase or sell the TARGETS from time to time. Citigroup Global Markets Holdings or its subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future.

To the extent that Citigroup Global Markets Holdings or its subsidiaries have a long or short hedge position in the ADRs or ordinary shares or options, swaps, futures contracts, forward contracts or other derivative or synthetic instruments related to the ADRs or ordinary shares, they may liquidate all or a portion of their holdings close to maturity of the forward contract and the TARGETS. Depending on, among other things, future market conditions, the aggregate amount and composition of those positions are likely to vary over time. Profits or losses from any of those positions cannot be determined until the position is closed out and any offsetting position or positions are taken into account. Although Citigroup Global Markets Holdings has no reason to believe that this hedging activity will have a material effect on the price of the TARGETS or options, swaps, futures contracts, forward contracts or other derivative or synthetic instruments, or on the value of the ADRs or ordinary shares, the hedging activities of Citigroup Global Markets Holdings and its subsidiaries may affect those prices or value.

NOKIA CORPORATION

According to publicly available documents, Nokia Corporation is a world leader in mobile communications, providing products like mobile phones and solutions for imaging, games, media, mobile network operators and businesses. Nokia Corporation is currently subject to the informational requirements of the Securities Exchange Act. Accordingly, Nokia Corporation files or furnishes reports (including its Annual Report on Form 20-F for the fiscal year ended December 31, 2003) and other information with the SEC. Copies of Nokia Corporation’s registration statements, reports and other information may be inspected and copied at offices of the SEC at the locations listed above under “Available Information.”

Nokia Corporation is not affiliated with Trust XXII, will not receive any of the proceeds from the sale of the TARGETS and will have no obligations with respect to the TARGETS, the treasury securities or the forward contract. This prospectus relates only to the TARGETS offered hereby and does not relate to Nokia Corporation, the ADRs or the ordinary shares.

HISTORICAL DATA ON THE NOKIA ADRs

The ADRs are traded on the New York Stock Exchange under the symbol “NOK”. The following tables set forth, for each of the quarterly periods indicated, the high and low sales prices for Nokia ADRs, as reported on the New York Stock Exchange, as well as the dividends reported for the ADRs.

	High	Low	Dividend
1999
Quarter
First	20.2500	15.5781	0.00000
Second	23.0000	16.9375	0.09309
Third	24.8438	19.2656	0.00000
Fourth	48.8750	22.3438	0.00000
2000
Quarter
First	58.2813	40.2500	0.00000
Second	62.5000	42.5000	0.13606
Third	57.5000	37.5625	0.00000
Fourth	53.7500	27.6250	0.00000
2001
Quarter
First	45.6250	20.5500	0.00000
Second	35.5000	21.2500	0.17618
Third	23.1500	12.7000	0.00000
Fourth	26.0900	14.7500	0.00000
2002
Quarter
First	27.0000	19.2000	0.00000
Second	21.0500	11.6000	0.16793
Third	15.5400	10.5100	0.00000
Fourth	20.3100	12.7700	0.00000
2003
Quarter
First	17.2500	12.3700	0.00000
Second	18.7400	14.0400	0.21558
Third	18.4900	14.0800	0.00000
Fourth	18.5100	15.5600	0.00000
2004
Quarter
First	23.5200	17.1300	0.00000
Second	21.2400	12.8600	0.25437
Third (through August 25, 2004)	14.8200	10.8900	0.00000

The closing price of the ADRs on August 25, 2004 was $11.82.

According to Nokia Corporation’s Report of a Foreign Private Issuer on Form 6-K dated July 15, 2004, as of June 30, 2004, there were 4,663,760,300 ordinary shares outstanding. During the period reflected in the above table, Nokia Corporation split its ordinary shares and ADRs two for one on April 9, 1999 and four for one on April 10, 2000. The data appearing in the above table have been adjusted to reflect these splits.

Holders of the TARGETS will not be entitled to any rights with respect to the ADRs or the ordinary shares (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

TARGETS TRUST XXII

Trust XXII is a statutory trust formed under Delaware law pursuant to a declaration of trust executed by Citigroup Global Markets Holdings, as sponsor, and the trustees of TARGETS Trust XXII (as described below), and the filing of a certificate of trust with the Secretary of State of the State of Delaware. The declaration will be amended and restated in its entirety substantially in the form filed as an exhibit to the registration statement of which this prospectus forms a part. The amended and restated declaration of trust will be qualified as an indenture under the Trust Indenture Act of 1939. Upon issuance of the TARGETS, the purchasers thereof will own all the TARGETS. Citigroup Global Markets Holdings will directly or indirectly acquire all of the common securities in an aggregate amount equal to 3% or more of the total capital of Trust XXII.

Trust XXII will use all the proceeds derived from the issuance of the TARGETS and the common securities to purchase the forward contract and treasury securities and, accordingly, the assets of Trust XXII will consist solely of the forward contract and treasury securities. Of the total proceeds from the sale of the trust securities, approximately 85% to 90% will be invested by Trust XXII in the forward contract and approximately 10% to 15% will be invested by Trust XXII in the treasury securities. Trust XXII exists for the exclusive purposes of

•	issuing its trust securities representing undivided beneficial interests in the assets of Trust XXII,

•	investing the gross proceeds of its trust securities in the forward contract and the treasury securities, and

•	engaging only in activities incidental to the above.

Trust XXII’s business and affairs are conducted by its trustees, each appointed by Citigroup Global Markets Holdings as holder of the common securities. Pursuant to the declaration, the number of trustees of Trust XXII will be five:

•	JPMorgan Chase Bank, a New York banking corporation that is unaffiliated with Citigroup Global Markets Holdings, as the institutional trustee,

•	Chase Manhattan Bank USA, National Association, a Delaware state banking corporation with its principal place of business in the State of Delaware, as the Delaware trustee, and

•	Three officers of Citigroup Global Markets Holdings, as the individual trustees.

The institutional trustee will act as the sole indenture trustee under the declaration for purposes of compliance with the Trust Indenture Act until it is removed or replaced by the holder of the common securities. JPMorgan Chase Bank will also act as indenture trustee under each of the forward contract, and the guarantee that Citigroup Global Markets Holdings will execute and deliver for the benefit of the holders of TARGETS.

The institutional trustee will hold title to the forward contract for the benefit of the holders of Trust XXII’s trust securities and, in its capacity as the holder, the institutional trustee will have the power to exercise all rights, powers and privileges under the indenture pursuant to which the forward contract is issued. In addition, the institutional trustee will maintain exclusive control of a segregated non-interest bearing bank account to hold all payments made in respect of the forward contract and the treasury securities for the benefit of the holders of Trust XXII’s trust securities. The institutional trustee will make payments of distributions and payments on liquidation and otherwise to the holders of the trust securities out of funds from the segregated bank account.

The indenture trustee will act as trustee for the forward contract under the indenture for purposes of compliance with the provisions of the Trust Indenture Act.

The guarantee trustee will hold the guarantee for the benefit of the holders of the TARGETS. Citigroup Global Markets Holdings, as direct or indirect holder of all the common securities, will have the right, subject to certain restrictions contained in the declaration, to appoint, remove or replace any trustees and to increase or decrease the number of trustees. Citigroup Global Markets Holdings will pay all fees and expenses related to Trust XXII and the offering of Trust XXII’s trust securities.

The rights of the holders of the TARGETS, including economic rights, rights to information and voting rights, are set forth in the declaration, the Delaware Statutory Trust Act and the Trust Indenture Act.

The location of the principal executive office of Trust XXII is c/o Citigroup Global Markets Holdings Inc., 388 Greenwich Street, New York, New York 10013 and its telephone number is (212) 816-6000.

DESCRIPTION OF THE TARGETS

The TARGETS will be issued pursuant to the terms of the amended and restated declaration of trust. The amended and restated declaration of trust will be qualified as an indenture under the Trust Indenture Act. The institutional trustee, JPMorgan Chase Bank, will act as the institutional trustee for the TARGETS under the amended and restated declaration of trust for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the TARGETS will include those stated in the amended and restated declaration of trust and those made part of the amended and restated declaration of trust by the Trust Indenture Act. Pursuant to the amended and restated declaration of trust, every holder of the TARGETS will be deemed to have expressly assented and agreed to the terms of, and will be bound by, the amended and restated declaration of trust. The following is a summary of the terms and provisions of the TARGETS. This summary does not describe all of the terms and provisions of the amended and restated declaration of trust and the guarantee. You should read the forms of these documents, which are filed as exhibits to the registration statement.

General

The amended and restated declaration of trust authorizes the individual trustees to issue the trust securities on behalf of Trust XXII. The trust securities represent undivided beneficial interests in the assets of Trust XXII. All of the common securities of Trust XXII will be owned, directly or indirectly, by Citigroup Global Markets Holdings. The common securities rank pari passu with the TARGETS and payments will be made on the common securities on a pro rata basis with the TARGETS, except that upon the occurrence of an acceleration event, the rights of the holders of the common securities to receive payments will be subordinated to the rights of the holders of the TARGETS. The amended and restated declaration does not permit the issuance by Trust XXII of any securities other than its trust securities or the incurrence of any debt by Trust XXII. Pursuant to the amended and restated declaration, the institutional trustee will hold title to the forward contract and the treasury securities for the benefit of the holders of the trust securities. The payment of distributions out of money held by Trust XXII and payments upon maturity of the TARGETS out of money held by Trust XXII are guaranteed by Citigroup Global Markets Holdings to the extent described under “Description of the Guarantee.” The guarantee will be held by JPMorgan Chase Bank, the guarantee trustee, for the benefit of the holders of the TARGETS. The guarantee does not cover payment of distributions when Trust XXII does not have sufficient available funds to pay such distributions. In such event, the remedies of a holder of the TARGETS are to

•	vote to direct the institutional trustee to enforce the institutional trustee’s rights under the forward contract and treasury securities,

•	if the institutional trustee fails to enforce its rights against Citigroup Global Markets Holdings, initiate a proceeding against Citigroup Global Markets Holdings to enforce the institutional trustee’s rights under the forward contract, or

•	if the failure by Trust XXII to pay distributions is attributable to the failure of Citigroup Global Markets Holdings to pay amounts in respect of the forward contract, institute a proceeding directly against Citigroup Global Markets Holdings for enforcement of payment to such holder of the amounts owed on such holder’s pro rata interest in the forward contract.

The aggregate number of TARGETS to be issued will be         , as described in “Underwriting.” The TARGETS will be issued in fully registered form. The TARGETS will not be issued in bearer form. See “— Book-Entry Only Issuance” below.

Payment at Maturity

The TARGETS will mature on                    , 2007, subject to acceleration to the accelerated maturity date upon an acceleration event. See “— Acceleration of Maturity Date; Enforcement of Rights” below. On the maturity date, holders of the TARGETS will be entitled to receive, to the extent Trust XXII has assets available, the maturity payment with respect to each TARGETS. On the maturity date, holders of the TARGETS will also receive a final quarterly distribution with respect to each TARGETS, plus any accrued and unpaid yield enhancement payments.

The maturity payment per TARGETS will equal the sum of (A) the initial principal amount of $10.00 per TARGETS and (B) the stock return payment, which may be positive, zero or negative.

Stock Return Payment

The stock return payment will equal the product of:

Initial Principal Amount of $10.00 per TARGETS × Stock Return.

The stock return will equal the compounded value of the capped returns for each period, computed in the following manner, and expressed in this prospectus as a percentage:

Product of [(1.00 + the periodic capped return) for each reset period] – 1.00

The periodic capped return for any reset period (including the period ending at maturity) will equal the following fraction:

Ending Value – Starting Value
Starting Value

Reset dates occur on the    day of each month, beginning                    , 2004, except that the final reset date will occur at maturity. We refer to the period between any two consecutive reset dates (or the issue date and the first reset date) as reset periods. The periodic capped return for any reset period will not in any circumstances be greater than     % or less than     %.

The stock return will be calculated by compounding the product of the periodic capped returns for each reset period. Assuming a hypothetical 5% cap on appreciation and 10% floor on depreciation in each reset period and a total of 35 reset periods, the stock return cannot be more than approximately 451.6% (a maximum value that represents an increase in the price of the ADRs of at least 5% in each reset period) and may be as little as -97.50% (a minimum value that represents a decrease in the price of the ADRs of at least 10% in each reset period).

The ending value for any reset period other than the reset period ending at maturity will be the trading price of the ADRs on the reset date at the end of the period or, if that day is not a trading day, the trading price of the ADRs on the next following trading day. The ending value for the reset period ending at maturity will be the average daily trading price of the ADRs for the 10 trading days immediately up to and including the date three trading days before the maturity date.

The starting value for the initial reset period will be the closing price of the ADRs on the date the TARGETS are priced for initial sale to the public. We will disclose the initial starting value to you in the final prospectus delivered to you in connection with sales of the TARGETS. The starting value for each subsequent reset period (including the reset period ending on maturity) will equal the ending value for the immediately preceding reset period.

A trading day means a day, as determined by Citigroup Global Markets Holdings, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a market disruption event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States, or (in the case of a security principally traded on one or more non-U.S. securities exchanges or markets) on the principal non-U.S. securities exchange or market for such security.

A market disruption event means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of, (1) the shares of Nokia ADRs or ordinary shares on any exchange or market, or (2) any options contracts or futures contracts relating to the shares of Nokia ADRs or ordinary shares, or any options on such futures contracts, on any exchange or market if, in each case, in the determination of Citigroup Global Markets Holdings, any such suspension, limitation or unavailability is material.

The trading price of Nokia ADRs (or any other security for which a trading price must be determined, including the Nokia ordinary shares) on any date of determination will be (1) if the ADRs are listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal national securities exchange on which the ADRs are listed or admitted to trading, (2) if the ADRs are not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the ADRs are listed or admitted to trading on such exchange), and the ADRs are quoted on the Nasdaq National Market, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date as reported on the Nasdaq, and (3) if the ADRs are not quoted on the Nasdaq on that date of determination or, if the closing sale price or last reported sale price is not obtainable (even if the ADRs are quoted on the Nasdaq), the last quoted bid price for the ADRs in the over-the-counter market on that date as reported by the OTC Bulletin Board, the National Quotation Bureau or a similar organization, provided that, if the security for which a trading price must be determined is principally traded on one or more non-U.S. securities exchanges or exchanges, then the trading price will be the closing sale price, last reported sales price or last quoted bid price, as the case may be, reported on that date on the principal non-U.S. securities exchange or market, expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on that date, or if this rate is unavailable, such rate as the Calculation Agent may determine. The determination of the trading price on any trading day may be deferred by Citigroup Global Markets Holdings for up to five consecutive trading days on which a market disruption event is occurring, but not past the trading day prior to maturity. If no sale price is available pursuant to clauses (1), (2) or (3) or the proviso above or if there is a market disruption event, the trading price on any date of determination, unless deferred by Citigroup Global Markets Holdings as described in the preceding sentence, will be the arithmetic mean, as determined by Citigroup Global Markets Holdings, of the bid prices of the ADRs obtained from as many dealers in such ADRs (which may include Citigroup Global Markets Inc. or any of its other subsidiaries or affiliates), but not exceeding three such dealers, as will make such bid prices available to Citigroup Global Markets Holdings. A security “quoted on the Nasdaq National Market” will include a security included for listing or quotation in any successor to such system and the term “OTC Bulletin Board” will include any successor to such service. If the Nokia ADR program is terminated, the trading price will be calculated by substituting Nokia ordinary shares for the ADRs. Upon the occurrence of certain events described under “— Dilution Adjustments” below, the trading price will be calculated by substituting the relevant security for the ADRs.

The periodic capped return is subject to adjustment upon the occurrence of a number of events involving Nokia Corporation and its capital structure as described further under “— Dilution Adjustments” below.

Maturity Payment — Hypothetical Examples

Because the stock return is dependent on the trading price of the ADRs on each reset date and over the 10-day calculation period prior to maturity, and the value of the ADRs may be subject to significant variations over the term of the TARGETS, it is not possible to present a chart or table illustrating a complete range of possible payments at maturity. The examples of hypothetical maturity payment calculations that follow are intended to illustrate the effect of possible general trends in the price of the ADRs on the amount payable on the TARGETS at maturity. All of the hypothetical examples assume that the initial price to the public of each TARGETS is $10, that the price of the ADRs on the date of issuance is $11.70, that the periodic capped return cannot exceed 5% or be less than –10% and that the maturity date is August 15, 2007.

Example 1:	The trading price of the ADRs at maturity is greater than its price at issuance and the trading price of the ADRs appreciated by 4% (an amount less than the assumed 5% periodic appreciation cap) during each reset period throughout the term of the TARGETS:

	2004		2005		2006		2007
	Closing Values of the ADRs	Periodic Capped Return	Closing Values of the ADRs	Periodic Capped Return	Closing Values of the ADRs	Periodic Capped Return	Closing Values of the ADRs	Periodic Capped Return
January			$13.69	4.00%	$21.91	4.00%	$35.08	4.00%
February			$14.23	4.00%	$22.79	4.00%	$36.49	4.00%
March			$14.80	4.00%	$23.70	4.00%	$37.95	4.00%
April			$15.40	4.00%	$24.65	4.00%	$39.47	4.00%
May			$16.01	4.00%	$25.64	4.00%	$41.04	4.00%
June			$16.65	4.00%	$26.66	4.00%	$42.69	4.00%
July			$17.32	4.00%	$27.73	4.00%	$44.39	4.00%
August			$18.01	4.00%	$28.84	4.00%	$46.17	4.00%
September			$18.73	4.00%	$29.99	4.00%
October	$12.17	4.00%	$19.48	4.00%	$31.19	4.00%
November	$12.65	4.00%	$20.26	4.00%	$32.44	4.00%
December	$13.16	4.00%	$21.07	4.00%	$33.74	4.00%

Stock return = [(1.00 + 0.04) × (1.00 + 0.04) × (1.00 + 0.04) × (1.00 + 0.04) × (1.00 + 0.04) × (1.00 + 0.04) × (1.00 + 0.04) × (1.00 + 0.04) × (1.00 + 0.04) × (1.00 + 0.04) × (1.00 + 0.04) × (1.00 + 0.04) × (1.00 + 0.04) × (1.00 + 0.04) × (1.00 + 0.04) × (1.00 + 0.04) × (1.00 + 0.04) × (1.00 + 0.04) × (1.00 + 0.04) × (1.00 + 0.04) × (1.00 + 0.04) × (1.00 + 0.04) × (1.00 + 0.04) × (1.00 + 0.04) × (1.00 + 0.04) × (1.00 + 0.04) × (1.00 + 0.04) × (1.00 + 0.04) × (1.00 + 0.04) × (1.00 + 0.04) × (1.00 + 0.04) × (1.00 + 0.04) × (1.00 + 0.04) × (1.00 + 0.04) × (1.00 + 0.04) × (1.00 + 0.00)] – 1 = 294.61%.

Stock return payment = $10.00 × 2.9461 = $29.46

Maturity payment = $10.00 + $29.46 = $39.46 per TARGETS.

Example 2:	The trading price of the ADRs at maturity is greater than its price at issuance and the trading price of the ADRs appreciated by 8% (an amount greater than the assumed 5% periodic appreciation cap) during each reset period throughout the term of the TARGETS:

	2004		2005		2006		2007
	Closing Values of the ADRs	Periodic Capped Return	Closing Values of the ADRs	Periodic Capped Return	Closing Values of the ADRs	Periodic Capped Return	Closing Values of the ADRs	Periodic Capped Return
January			$15.92	5.00%	$40.08	5.00%	$100.94	5.00%
February			$17.19	5.00%	$43.29	5.00%	$109.01	5.00%
March			$18.57	5.00%	$46.75	5.00%	$117.73	5.00%
April			$20.05	5.00%	$50.49	5.00%	$127.15	5.00%
May			$21.66	5.00%	$54.53	5.00%	$137.32	5.00%
June			$23.39	5.00%	$58.90	5.00%	$148.31	5.00%
July			$25.26	5.00%	$63.61	5.00%	$160.17	5.00%
August			$27.28	5.00%	$68.70	5.00%	$172.99	5.00%
September			$29.46	5.00%	$74.19	5.00%
October	$12.64	5.00%	$31.82	5.00%	$80.13	5.00%
November	$13.65	5.00%	$34.37	5.00%	$86.54	5.00%
December	$14.74	5.00%	$37.11	5.00%	$93.46	5.00%

Stock return = [(1.00 + 0.05) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + 0.00)] – 1 = 451.60%.

Stock return payment = $10.00 × 4.5160 = $45.16

Maturity payment = $10.00 + $45.16 = $55.16 per TARGETS, which is the maximum possible maturity payment.

Example 3:	The trading price of the ADRs at maturity is less than its price at issuance and the trading price of the ADRs depreciated by 8% (an amount less than the assumed 10% periodic depreciation floor) during each period throughout the term of the TARGETS:

	2004		2005		2006		2007
	Closing Values of the ADRs	Periodic Capped Return	Closing Values of the ADRs	Periodic Capped Return	Closing Values of the ADRs	Periodic Capped Return	Closing Values of the ADRs	Periodic Capped Return
January			$8.78	–8.00%	$3.08	–8.00%	$1.13	–8.00%
February			$7.71	–8.00%	$2.84	–8.00%	$1.04	–8.00%
March			$7.09	–8.00%	$2.61	–8.00%	$0.96	–8.00%
April			$6.53	–8.00%	$2.40	–8.00%	$0.88	–8.00%
May			$6.00	–8.00%	$2.21	–8.00%	$0.81	–8.00%
June			$5.52	–8.00%	$2.03	–8.00%	$0.75	–8.00%
July			$5.08	–8.00%	$1.87	–8.00%	$0.69	–8.00%
August			$4.68	–8.00%	$1.72	–8.00%	$0.63	–8.00%
September			$4.30	–8.00%	$1.58	–8.00%
October	$10.76	–8.00%	$3.96	–8.00%	$1.46	–8.00%
November	$9.90	–8.00%	$3.64	–8.00%	$1.34	–8.00%
December	$9.11	–8.00%	$3.35	–8.00%	$1.23	–8.00%

Stock return = [(1.00 + –0.08) × (1.00 + –0.08) × (1.00 + –0.08) × (1.00 + –0.08) × (1.00 + –0.08) ×

(1.00 + –0.08) × (1.00 + –0.08) × (1.00 + –0.08) × (1.00 + –0.08) × (1.00 + –0.08) × (1.00 + –0.08) ×

(1.00 + –0.08) × (1.00 + –0.08) × (1.00 + –0.08) × (1.00 + –0.08) × (1.00 + –0.08) × (1.00 + –0.08) ×

(1.00 + –0.08) × (1.00 + –0.08) × (1.00 + –0.08) × (1.00 + –0.08) × (1.00 + –0.08) × (1.00 + –0.08) ×

(1.00 + –0.08) × (1.00 + –0.08) × (1.00 + –0.08) × (1.00 + –0.08) × (1.00 + –0.08) × (1.00 + –0.08) ×

(1.00 + –0.08) × (1.00 + –0.08) × (1.00 + –0.08) × (1.00 + –0.08) × (1.00 + –0.08) × (1.00 + –0.08) ×

(1.00 + 0.00) ] – 1 = –94.60%.

Stock return payment = $10.00 × –0.9460 = $–9.46

Maturity payment = $10.00 + $–9.46 = $0.54 per TARGETS.

Example 4:	The trading price of the ADRs at maturity is less than its price at issuance and the trading price of the ADRs depreciated by 15% (an amount greater than the assumed 10% periodic depreciation floor) during each reset period throughout the term of the TARGETS:

	2004		2005		2006		2007
	Closing Values of the ADRs	Periodic Capped Return	Closing Values of the ADRs	Periodic Capped Return	Closing Values of the ADRs	Periodic Capped Return	Closing Values of the ADRs	Periodic Capped Return
January			$6.11	–10.00%	$0.87	–10.00%	$0.12	–10.00%
February			$5.19	–10.00%	$0.74	–10.00%	$0.11	–10.00%
March			$4.41	–10.00%	$0.63	–10.00%	$0.09	–10.00%
April			$3.75	–10.00%	$0.53	–10.00%	$0.08	–10.00%
May			$3.19	–10.00%	$0.45	–10.00%	$0.06	–10.00%
June			$2.71	–10.00%	$0.39	–10.00%	$0.05	–10.00%
July			$2.30	–10.00%	$0.33	–10.00%	$0.05	–10.00%
August			$1.96	–10.00%	$0.28	–10.00%	$0.04	–10.00%
September			$1.66	–10.00%	$0.24	–10.00%
October	$9.95	–10.00%	$1.41	–10.00%	$0.20	–10.00%
November	$8.45	–10.00%	$1.20	–10.00%	$0.17	–10.00%
December	$7.19	–10.00%	$1.02	–10.00%	$0.15	–10.00%

Stock return = [(1.00 + –0.10) × (1.00 + –0.10) × (1.00 + –0.10) × (1.00 + –0.10) × (1.00 + –0.10) × (1.00 + – 0.10) × (1.00 + –0.10) × (1.00 + –0.10) × (1.00 + –0.10) × (1.00 + –0.10) × (1.00 + –0.10) × (1.00 + –0.10) × (1.00 + –0.10) × (1.00 + –0.10) × (1.00 + –0.10) × (1.00 + –0.10) × (1.00 + –0.10) × (1.00 + –0.10) × (1.00 + –0.10) × (1.00 + –0.10) × (1.00 + –0.10) × (1.00 + –0.10) × (1.00 + –0.10) × (1.00 + –0.10) × (1.00 + –0.10) × (1.00 + –0.10) × (1.00 + –0.10) × (1.00 + –0.10) × (1.00 + –0.10) × (1.00 + –0.10) × (1.00 + –0.10) × (1.00 + –0.10) × (1.00 + –0.10) × (1.00 + –0.10) × (1.00 + –0.10) × (1.00 + 0.00)] – 1 = –97.50%.

Stock return payment = $10.00 × –0.9750 = $–9.75

Maturity payment = $10.00 + $–9.75 = $0.25 per TARGETS, which is the lowest possible maturity payment.

The following two examples (5 and 6) show that if the trading price of the ADRs fluctuates over the term of the TARGETS and is less at maturity than at issuance, the maturity payment on the TARGETS may be less or more than the amount of your initial investment, depending on the size of the increases and decreases in the trading price of the ADRs during each reset period.

Example 5:	The trading price of the ADRs at maturity is less than its price at issuance and the trading price of the ADRs fluctuated during the term of the TARGETS:

	2004		2005		2006		2007
	Closing Values of the ADRs	Periodic Capped Return	Closing Values of the ADRs	Periodic Capped Return	Closing Values of the ADRs	Periodic Capped Return	Closing Values of the ADRs	Periodic Capped Return
January			$9.87	4.00%	$16.34	2.00%	$14.40	5.00%
February			$9.97	1.00%	$14.46	5.00%	$11.52	–10.00%
March			$10.17	2.00%	$14.75	2.00%	$11.98	4.00%
April			$10.78	5.00%	$15.19	3.00%	$12.10	1.00%
May			$10.99	2.00%	$15.65	3.00%	$12.35	2.00%
June			$11.43	4.00%	$16.43	5.00%	$10.49	–10.00%
July			$11.55	1.00%	$11.50	–10.00%	$10.70	2.00%
August			$11.78	2.00%	$12.08	5.00%	$10.81	1.00%
September			$12.49	5.00%	$12.56	4.00%
October	$12.29	5.00%	$12.73	2.00%	$13.19	5.00%
November	$12.65	3.00%	$13.24	4.00%	$13.32	1.00%
December	$9.49	–10.00%	$13.38	1.00%	$13.59	2.00%

Stock return = [(1.00 + 0.05) × (1.00 + 0.03) × (1.00 + –0.10) × (1.00 + 0.04) × (1.00 + 0.01) × (1.00 + 0.02) × (1.00 + 0.05) × (1.00 + 0.02) × (1.00 + 0.04) × (1.00 + 0.01) × (1.00 + 0.02) × (1.00 + 0.05) × (1.00 + 0.02) × (1.00 + 0.04) × (1.00 + 0.01) × (1.00 + 0.02) × (1.00 + 0.05) × (1.00 + 0.02) × (1.00 + 0.03) × (1.00 + 0.03) × (1.00 + 0.05) × (1.00 + –0.10) × (1.00 + 0.05) × (1.00 + 0.04) × (1.00 + 0.05) × (1.00 + 0.01) × (1.00 + 0.02) × (1.00 + 0.05) × (1.00 + –0.10) × (1.00 + 0.04) × (1.00 + 0.01) × (1.00 + 0.02) × (1.00 + –0.10) × (1.00 + 0.02) × (1.00 + 0.01) × (1.00 + 0.00)] – 1 = 63.49%.

Stock return payment = $10.00 × 0.6349 = $6.35

Maturity payment = $10.00 + $6.35 = $16.35 per TARGETS, more than the amount of your initial investment (even though the trading price of the ADRs at maturity is less than its price at issuance).

Example 6:	The trading price of the ADRs at maturity is less than its price at issuance and the trading price of the ADRs fluctuated during the term of the TARGETS:

	2004		2005		2006		2007
	Closing Values of the ADRs	Periodic Capped Return	Closing Values of the ADRs	Periodic Capped Return	Closing Values of the ADRs	Periodic Capped Return	Closing Values of the ADRs	Periodic Capped Return
January			$11.27	–8.00%	$11.32	–5.00%	$10.09	5.00%
February			$11.84	5.00%	$10.75	–5.00%	$10.89	5.00%
March			$12.43	5.00%	$11.29	5.00%	$10.35	–5.00%
April			$11.81	–5.00%	$11.85	5.00%	$9.83	–5.00%
May			$11.22	–5.00%	$12.45	5.00%	$9.34	–5.00%
June			$10.66	–5.00%	$11.82	–5.00%	$8.87	–5.00%
July			$10.12	–5.00%	$11.23	–5.00%	$9.49	5.00%
August			$10.63	5.00%	$10.67	–5.00%	$9.02	–5.00%
September			$11.16	5.00%	$11.20	5.00%
October	$12.29	5.00%	$10.60	–5.00%	$10.64	–5.00%
November	$12.90	5.00%	$11.13	5.00%	$10.11	–5.00%
December	$12.25	–5.00%	$11.91	5.00%	$9.61	–5.00%

Stock return = [(1.00 + 0.05) × (1.00 + 0.05) × (1.00 + –0.05) × (1.00 + –0.08) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + –0.05) × (1.00 + –0.05) × (1.00 + –0.05) × (1.00 + –0.05) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + –0.05) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + –0.05) × (1.00 + –0.05) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + –0.05) × (1.00 + –0.05) × (1.00 + –0.05) × (1.00 + 0.05) × (1.00 + –0.05) × (1.00 + –0.05) × (1.00 + –0.05) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + –0.05) × (1.00 + –0.05) × (1.00 + –0.05) × (1.00 + –0.05) × (1.00 + 0.05) × (1.00 + –0.05) × (1.00 + 0.00)] – 1 = –27.83%.

Stock return payment = $10.00 × –0.2783 = $–2.78

Maturity payment = $10.00 + $–2.78 = $7.22 per TARGETS, less than the amount of your initial investment.

The following two examples (7 and 8) show that if the trading price of the ADRs fluctuates over the term of the TARGETS and is greater at maturity than at issuance, the maturity payment on the TARGETS may be less or more than the amount of your initial investment, depending on the size of the increases and decreases in the trading price of the ADRs during each reset period.

Example 7:	The trading price of the ADRs at maturity is greater than its price at issuance and the trading price of the ADRs fluctuated during the term of the TARGETS:

	2004		2005		2006		2007
	Closing Values of the ADRs	Periodic Capped Return	Closing Values of the ADRs	Periodic Capped Return	Closing Values of the ADRs	Periodic Capped Return	Closing Values of the ADRs	Periodic Capped Return
January			$12.78	–1.00%	$12.92	5.00%	$12.93	5.00%
February			$12.52	–2.00%	$12.27	–5.00%	$13.84	5.00%
March			$11.90	–5.00%	$11.90	–3.00%	$12.73	–8.00%
April			$11.78	–1.00%	$11.67	–2.00%	$13.37	5.00%
May			$11.89	1.00%	$11.55	–1.00%	$13.10	–2.00%
June			$11.54	–3.00%	$11.66	1.00%	$12.97	–1.00%
July			$10.96	–5.00%	$11.31	–3.00%	$13.62	5.00%
August			$11.18	2.00%	$10.64	–6.00%	$12.53	–8.00%
September			$11.52	3.00%	$10.85	2.00%
October	$11.93	2.00%	$11.98	4.00%	$11.17	3.00%
November	$12.29	3.00%	$11.50	–4.00%	$11.62	4.00%
December	$12.91	5.00%	$12.19	5.00%	$12.20	5.00%

Stock return = [(1.00 + 0.02) × (1.00 + 0.03) × (1.00 + 0.05) × (1.00 + –0.01) × (1.00 + –0.02) × (1.00 + –0.05) × (1.00 + –0.01) × (1.00 + 0.01) × (1.00 + –0.03) × (1.00 + –0.05) × (1.00 + 0.02) × (1.00 + 0.03) × (1.00 + 0.04) × (1.00 + –0.04) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + –0.05) × (1.00 + –0.03) × (1.00 + –0.02) × (1.00 + –0.01) × (1.00 + 0.01) × (1.00 + –0.03) × (1.00 + –0.06) × (1.00 + 0.02) × (1.00 + 0.03) × (1.00 + 0.04) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + –0.08) × (1.00 + 0.05) × (1.00 + –0.02) × (1.00 + –0.01) × (1.00 + 0.05) × (1.00 + –0.08) × (1.00 + 0.00)] – 1 = 2.14%.

Stock return payment = $10.00 × 0.0214 = $0.21

Maturity payment = $10.00 + $0.21 = $10.21 per TARGETS, more than the amount of your initial investment.

Example 8:	Despite the assumed 10% periodic depreciation floor, the maturity payment can be less than your investment, even if the trading price increases in more reset periods than it decreases. As an example, the trading price of the ADRs at maturity is greater than its price at issuance, the trading price of the ADRs increased throughout all but 12 of the reset periods during the term of the TARGETS, but there was a decline in the trading price of the ADRs resulting in a periodic capped return of –10% during each of these 12 reset periods (if this occurs, the maturity payment will always be less than the amount of your initial investment):

	2004		2005		2006		2007
	Closing Values of the ADRs	Periodic Capped Return	Closing Values of the ADRs	Periodic Capped Return	Closing Values of the ADRs	Periodic Capped Return	Closing Values of the ADRs	Periodic Capped Return
January			$10.45	–10.00%	$0.87	–10.00%	$9.82	–10.00%
February			$10.97	5.00%	$0.74	5.00%	$10.31	5.00%
March			$11.52	5.00%	$0.63	5.00%	$10.82	5.00%
April			$10.37	–10.00%	$0.53	–10.00%	$9.74	–10.00%
May			$10.89	5.00%	$0.45	5.00%	$10.52	5.00%
June			$11.43	5.00%	$0.39	5.00%	$11.57	5.00%
July			$10.29	–10.00%	$0.33	–10.00%	$10.42	–10.00%
August			$10.80	5.00%	$0.28	5.00%	$11.98	5.00%
September			$11.34	5.00%	$0.24	5.00%
October	$10.53	–10.00%	$10.21	–10.00%	$0.20	–10.00%
November	$11.06	5.00%	$10.72	5.00%	$0.17	5.00%
December	$11.61	5.00%	$11.25	5.00%	$0.15	5.00%

Stock return = [(1.00 + –0.10) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + –0.10) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + –0.10) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + –0.10) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + –0.10) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + –0.10) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + –0.10) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + –0.10) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + –0.10) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + –0.10) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + –0.10) × (1.00 + 0.05) × (1.00 + 0.05) × (1.00 + –0.10) × (1.00 + 0.05) × (1.00 + 0.00)] – 1 = –13.25%.

Stock return payment = $10.00 × –0.1325 = $–1.33

Maturity payment = $10.00 + $–1.33 = $8.67 per TARGETS, less than the amount of your initial investment (even though the trading price of the ADRs at maturity is greater than its price at issuance).

Acceleration of Maturity Date; Enforcement of Rights

If at any time an acceleration event occurs, the individual trustees will give written instructions to the institutional trustee to sell the treasury securities, dissolve Trust XXII and, after satisfaction of creditors of Trust XXII, cause to be distributed, as soon as is practicable following the occurrence of such acceleration event, to the holders of the TARGETS in liquidation of such holders’ interests in Trust XXII, the accelerated maturity payment with respect to each TARGETS and a pro rata portion of the treasury proceeds, plus any accrued and unpaid yield enhancement payments.

The accelerated maturity payment with respect to each TARGETS will be paid out of amounts received by Trust XXII from Citigroup Global Markets Holdings in respect of the forward contract and will be equal to the sum of (A) the initial principal amount of $10.00 per TARGETS and (B) the stock return as of the accelerated maturity date.

The accelerated maturity date will be the date of the occurrence of the event or events constituting such acceleration event.

The treasury proceeds will be the amount received by Trust XXII as proceeds from the sale of the treasury securities upon the occurrence of an acceleration event. The individual trustees will send the institutional trustee written notice and instructions to liquidate the treasury securities on an accelerated maturity date. Upon receiving such notice, the institutional trustee will solicit at least three bids and sell and transfer the treasury securities to the highest of the three bidders.

The amount of either any accelerated maturity payment or the treasury proceeds which, in either case, may be distributed to holders of the TARGETS upon a dissolution and liquidation of Trust XXII is uncertain. Accordingly, the amount that a holder of TARGETS may receive on the accelerated maturity date is uncertain.

An acceleration event will occur upon the occurrence of (1) a “tax event,” (2) an “investment company event” or (3) a “bankruptcy event.”

A tax event will occur if Citigroup Global Markets Holdings requests, receives and delivers to the individual trustees an opinion of nationally recognized independent tax counsel experienced in such matters indicating that:

(1) on or after the date of this prospectus, one or more of the following has occurred:

•	an amendment to, change in or announced proposed change in the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein,

•	a judicial decision interpreting, applying, or clarifying such laws or regulations,

•	an administrative pronouncement or action that represents an official position, including a clarification of an official position, of the governmental authority or regulatory body making such administrative pronouncement or taking such action, or

•	a threatened challenge asserted in connection with an audit of Citigroup Global Markets Holdings or any of its subsidiaries or Trust XXII, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the forward contract or the TARGETS; and

(2) there is more than an insubstantial risk that:

•	Trust XXII is, or will be, subject to United States federal income tax with respect to income accrued or received on the forward contract or the treasury securities, or

•	Trust XXII is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

An investment company event will occur if Citigroup Global Markets Holdings requests, receives and delivers to the individual trustees an opinion of nationally recognized independent legal counsel experienced in such matters indicating that as a result of the occurrence on or after the date of this prospectus of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, Trust XXII is or will be considered an investment company which is required to be registered under the Investment Company Act of 1940.

A bankruptcy event will occur if either of the following takes place:

(1) the entry of a decree or order

•	of relief in respect of Citigroup Global Markets Holdings by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law,

•	appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Citigroup Global Markets Holdings or of any substantial part of its property, or

•	ordering the winding up or liquidation of its affairs, and, in each case, the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days; or

(2) an action by Citigroup Global Markets Holdings to:

•	commence a voluntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or

•	consent to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of Citigroup Global Markets Holdings or of any substantial part of its property, or

•	make an assignment for the benefit of its creditors, or

•	admit in writing its inability to pay its debts generally as they become due, or

•	take corporate action in furtherance of any of the foregoing.

The phrase pro rata means, with respect to any payment, distribution, or treatment, proportionately to each holder of trust securities according to the aggregate beneficial interests in the assets of Trust XXII represented by the trust securities held by the relevant holder in relation to the aggregate beneficial interests in the assets of Trust XXII represented by all trust securities outstanding. If an acceleration event has occurred and is continuing, any funds available to make a payment will be paid first to each holder of the TARGETS proportionately according to the aggregate beneficial interests in the assets of Trust XXII represented by the TARGETS held by the relevant holder relative to the aggregate beneficial interests in the assets of Trust XXII represented by all TARGETS outstanding. Only after satisfaction of all amounts owed to the holders of the TARGETS, will payment be paid to each holder of common securities proportionately according to the aggregate beneficial interests in the assets of Trust XXII represented by the common securities held by the relevant holder relative to the aggregate beneficial interests in the assets of Trust XXII represented by all common securities outstanding.

On the date fixed for any payment of the accelerated maturity payment or the treasury proceeds, the TARGETS and the common securities will no longer be deemed to be outstanding and each TARGETS and common security will be deemed to represent the right to receive an accelerated maturity payment and a pro rata portion of the treasury proceeds, plus any accrued and unpaid yield enhancement payments. If the accelerated maturity payments or any accrued and unpaid yield enhancement payments can be paid only in part because Trust XXII has insufficient assets available to pay in full such amounts, then the amounts payable directly by Trust XXII in respect of the TARGETS will be paid on a pro rata basis. In addition, in the case of a default by Citigroup Global Markets Holdings on its obligations under the guarantee, the holders of the TARGETS will have a preference over the holders of the common securities with respect to amounts owed on the trust securities.

Subject to the institutional trustee obtaining a tax opinion as described below, the holders of a majority of the TARGETS have the right to direct the time, method and place of conducting any proceeding for any remedy available to the institutional trustee, or direct the exercise of any trust or power conferred upon the institutional trustee under the amended and restated declaration of trust, including the right to direct the institutional trustee, as holder of the forward contract and the treasury securities, to:

•	direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or exercising any trust or power conferred on the indenture trustee with respect to the forward contract,

•	direct the time, method and place of conducting any proceeding for any remedy available to the institutional trustee or exercise any trust or power conferred on the institutional trustee with respect to the treasury securities,

•	waive the consequences of any acceleration event under the indenture that are waivable under the indenture,

•	exercise any right to rescind or annul a declaration that any accelerated maturity payment will be due and payable or

•	consent to any amendment, modification or termination of the indenture or the forward contract, where such consent shall be required.

If a consent or action under the indenture would require the consent or act of holders of a majority of the beneficial interests in the forward contract, only the holders of at least a super majority of the TARGETS can direct the institutional trustee to give the consent or take the action. The institutional trustee will notify all holders of TARGETS of any notice of default received from the indenture trustee with respect to the forward contract. Except with respect to directing the time, method and place of  conducting a proceeding for a remedy available to the institutional trustee, the institutional trustee, as holder of the forward contract and the treasury securities, will not take any of the actions described above unless it has obtained an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that as a result of such action, Trust XXII will not fail to be classified as a grantor trust for United States federal income tax purposes.

If the institutional trustee fails to enforce its rights under the forward contract, any holder of TARGETS can directly institute a legal proceeding against Citigroup Global Markets Holdings to enforce the institutional trustee’s rights under the forward contract, without first instituting a legal proceeding against the institutional trustee or any other person or entity. If Citigroup Global Markets Holdings fails to pay amounts owed on the forward contract on the date they are otherwise payable, then a holder of TARGETS may also directly institute a direct action in respect of the amounts owed on the holder’s pro rata interest in the forward contract on or after the due date specified in the forward contract, without first directing the institutional trustee to enforce the terms of the forward contract or instituting a legal proceeding directly against Citigroup Global Markets Holdings to enforce the institutional trustee’s rights under the forward contract. The holders of TARGETS will not be able to exercise directly any other remedy available to the holder of the forward contract. In connection with a direct action, Citigroup Global Markets Holdings will be subrogated to the rights of a holder of TARGETS under the declaration to the extent of any payment made by Citigroup Global Markets Holdings to that holder of TARGETS in such direct action.

A waiver of an acceleration event under the indenture by the institutional trustee at the direction of the holders of the TARGETS will constitute a waiver of the corresponding acceleration event under the amended and restated declaration of trust.

Holders of TARGETS may give any required approval or direction at a separate meeting of holders of TARGETS convened for this purpose, at a meeting of holders of trust securities or by written consent. The individual trustees will cause a notice of any meeting at which holders of TARGETS are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be mailed to each holder of record of TARGETS. Each notice will include a statement setting forth the date of such meeting or the date by which the action is to be taken, a description of any resolution proposed for adoption at the meeting on which the holders are entitled to vote or of such matter upon which written consent is sought and instructions for the delivery of proxies or consents. No vote or consent of the holders of TARGETS will be required for Trust XXII to cancel TARGETS in accordance with the amended and restated declaration of trust. It is anticipated that the only holder of TARGETS issued in book-entry form will be Cede & Co., as nominee of DTC, and each beneficial owner of TARGETS will be permitted to exercise the rights of holders of TARGETS only indirectly through DTC and its participants.

Notwithstanding that holders of TARGETS are entitled to vote or consent under any of the circumstances described above, any of the TARGETS that are owned at that time by Citigroup Global Markets Holdings or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, Citigroup Global Markets Holdings, will not be entitled to vote or consent and will, for purposes of such vote or consent, be treated as if they were not outstanding.

Quarterly Distributions

Holders of TARGETS will be entitled to receive quarterly distributions at the rate per TARGETS of $             per quarter (except that the quarterly distribution payment payable on November 15, 2004 will be $             per TARGETS), payable on each February 15, May 15, August 15 and November 15, beginning November 15, 2004.

The quarterly distributions will be paid by Trust XXII out of payments under the treasury securities and the yield enhancement payments made to Trust XXII by Citigroup Global Markets Holdings under the forward contract. Of each quarterly distribution payable to holders of the TARGETS, approximately         % will be paid out of payments received by Trust XXII under the treasury securities and approximately         % will be paid out of yield enhancement payments received by Trust XXII from Citigroup Global Markets Holdings under the forward contract.

The treasury securities and the forward contract will be the sole assets of Trust XXII and will be held by the institutional trustee on behalf of Trust XXII. The ability of Trust XXII to make quarterly distributions on the TARGETS is therefore entirely dependent on receipt by Trust XXII of payments with respect to both the treasury securities and the forward contract.

Under the forward contract, any yield enhancement payments which are payable, but are not punctually paid, by Citigroup Global Markets Holdings on their scheduled due date will cease to be due and payable and may instead be paid, together with interest at    % per annum compounded quarterly, on a future date chosen by

Citigroup Global Markets Holdings in its sole discretion. Any yield enhancement payments that are not paid by Citigroup Global Markets Holdings prior to maturity will become due and payable on the maturity date or the accelerated maturity date, as the case may be.

Assuming quarterly distributions on the TARGETS with a hypothetical yield of 9.0% per annum, set forth below is an example of how the cash flows on the TARGETS would be comprised. Trust XXII would invest approximately 15% of the proceeds of the offering in the treasury securities. Quarterly distributions providing the assumed yield may require a larger cash flow than will be provided by the treasury securities, in which case yield enhancement payments would be paid by the obligor of the forward contract pursuant to the following schedule and based on the following:

Hypothetical Offering Size:	$100,000,000
Hypothetical Annual Cash Flow:	9.0%
Hypothetical Payment Frequency:	Quarterly
Hypothetical Settlement Date:	September 15, 2004
Hypothetical Maturity Date:	August 15, 2007

Treasury Security Maturity Date	Treasury Security Unit Cost	Treasury Security Purchase Cost	Treasury Security Cash Flow	Yield Enhancement Payments Cash Flow	Total Cash Flow	Annualized Equivalent Coupon
11/15/04	99.640%	$889,441.41	$892,654.97	$607,345.03	$1,500,000.00	9.0%
02/15/05	99.216%	$1,328,484.83	$1,338,982.45	$911,017.55	$2,250,000.00	9.0%
05/15/05	98.750%	$1,322,245.17	$1,338,982.45	$911,017.55	$2,250,000.00	9.0%
08/15/05	98.194%	$1,314,800.43	$1,338,982.45	$911,017.55	$2,250,000.00	9.0%
11/15/05	97.510%	$1,305,641.79	$1,338,982.45	$911,017.55	$2,250,000.00	9.0%
02/15/06	96.794%	$1,296,054.67	$1,338,982.45	$911,017.55	$2,250,000.00	9.0%
05/15/06	96.044%	$1,286,012.30	$1,338,982.45	$911,017.55	$2,250,000.00	9.0%
08/15/06	95.251%	$1,275,394.17	$1,338,982.45	$911,017.55	$2,250,000.00	9.0%
11/15/06	94.347%	$1,263,289.77	$1,338,982.45	$911,017.55	$2,250,000.00	9.0%
02/15/07	93.457%	$1,251,372.83	$1,338,982.45	$911,017.55	$2,250,000.00	9.0%
05/15/07	92.599%	$1,239,884.36	$1,338,982.45	$911,017.55	$2,250,000.00	9.0%
08/15/07	91.665%	$1,227,378.26	$1,338,982.45	$911,017.55	$2,250,000.00	9.0%

		$15,000,000.00	$15,621,461.92	$10,628,538.08	$26,250,000.00

A portion of each quarterly distribution should represent a return to you of your initial investment in the TARGETS for tax purposes. In the final prospectus, the following table will set forth information regarding the distributions you will receive on the treasury securities to be acquired by Trust XXII with a portion of the proceeds received by Trust XXII from the sale of the TARGETS, the distributions you will receive from any yield enhancement payments, the portion of each year’s distributions that should constitute a return of capital for U.S. federal income tax purposes, the amount of original issue discount that should accrue on the treasury securities and the amount of ordinary income that should accrue on any yield enhancement payments with respect to a holder who acquires its trust securities at the issue price from Citigroup Global Markets Inc. pursuant to the original offering. See “Certain United States Federal Income Tax Considerations” in this prospectus.

Year	Annual Gross Distributions from Treasury Securities	Annual Gross Distributions from Yield Enhancement Payments	Annual Gross Distributions from Treasury Securities per TARGETS	Annual Gross Distributions from Yield Enhancement Payments per TARGETS	Annual Return of Capital per TARGETS	Annual Inclusion of Original Issue Discount in Income per TARGETS	Annual Inclusion of Ordinary Income from Yield Enhancement Payments per TARGETS

Dilution Adjustments

The calculation of the periodic capped return will be subject to adjustment from time to time in certain situations. Any such adjustments could have an impact on the maturity payments or accelerated maturity payments to be paid by Citigroup Global Markets Holdings to Trust XXII upon maturity of the forward contract and, therefore, on the maturity payments or accelerated maturity payments to be paid by Trust XXII to the holders of TARGETS.

If Nokia Corporation, after the closing date of the offering contemplated hereby,

(1) pays a stock dividend or makes a distribution with respect to the ordinary shares in such shares,

(2) subdivides or splits the outstanding ordinary shares into a greater number of shares,

(3) combines the outstanding ordinary shares into a smaller number of shares, or

(4) issues by reclassification of the ordinary shares any other ordinary shares of Nokia Corporation,

then, in each such case, the starting value for the calculation of the periodic capped return for the reset period ending on the reset date next occurring after such event will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of ordinary shares outstanding immediately before such event and the denominator of which will be the number of ordinary shares outstanding immediately after such event, plus, in the case of a reclassification referred to in (4) above, the number of other ordinary shares of Nokia Corporation. In the event of a reclassification referred to in (4) above as a result of which no ordinary share is outstanding, the periodic capped return for each subsequent reset period will be determined by reference to the other ordinary shares of Nokia Corporation issued in the reclassification.

If Nokia Corporation, after the closing date, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of ordinary shares entitling them to subscribe for or purchase ordinary shares at a price per share less than the then-current market price of the ordinary shares, other than rights to purchase ordinary shares pursuant to a plan for the reinvestment of dividends or interest, then, in each such case, the starting value for the calculation of the periodic capped return for the reset period ending on the reset date next occurring after such event will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of ordinary shares outstanding immediately before the adjustment is effected by reason of the issuance of such rights or warrants, plus the number of additional ordinary shares which the aggregate offering price of the total number of ordinary shares so offered for subscription or purchase pursuant to such rights or warrants would purchase at the then-current market price of the ordinary shares, which will be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of such rights or warrants and dividing the product so obtained by such then-current market price, and the denominator of which will be the number of ordinary shares outstanding immediately before the adjustment is effected, plus the number of additional ordinary shares offered for subscription or purchase pursuant to such rights or warrants. To the extent that, after the expiration of such rights or warrants, the ordinary shares offered thereby have not been delivered, the starting value for the calculation of the periodic capped return for the reset period ending on the reset date next occurring after such event will be further adjusted to equal the starting value which would have been in effect had such adjustment for the issuance of such rights or warrants been made upon the basis of delivery of only the number of ordinary shares actually delivered.

If Nokia Corporation, after the closing date, declares or pays a dividend or makes a distribution to all holders of ordinary shares of any class of its capital stock, the capital stock of one or more of its subsidiaries, evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to above, or issues to all holders of ordinary shares rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries’ securities, other than rights or warrants referred to above, then, in each such case, the starting value for the calculation of the periodic capped return for the reset period ending on the reset date next occurring after such event will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the then-current market price of one ordinary share, less the fair market value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final) as of the time the adjustment is effected of the portion of the capital stock, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one ordinary share, and the denominator of which will be the then-current market price of one ordinary share.

Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the above paragraph would otherwise apply, the numerator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then Citigroup Global Markets Holdings may, at its option, elect to have the adjustment provided by that paragraph not be made and in lieu of such adjustment, on the maturity date, the holders of the TARGETS will be entitled to receive an additional amount of cash equal to the product of the number of the TARGETS held by such holder multiplied by the fair market value of such indebtedness, assets, rights or warrants (determined, as of the date such dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final) so distributed or issued applicable to the number of ADRs underlying one TARGETS.

If Nokia Corporation, after the closing date, declares a record date in respect of a distribution of cash, other than any permitted dividends described below, any cash distributed in consideration of fractional shares of ordinary shares and any cash distributed in a reorganization event referred to below, by dividend or otherwise, to all holders of the ordinary shares, or makes an excess purchase payment, then the starting value for the calculation of the periodic capped return for the reset period ending on the reset date next occurring after such event will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the then-current market price of the ordinary shares on such record date less the amount of such distribution applicable to an ordinary share which would not be a permitted dividend, or, in the case of an excess purchase payment, less the aggregate amount of such excess purchase payment for which adjustment is being made at such time divided by the number of ordinary shares outstanding on such record date, and the denominator of which will be such then-current market price of the ordinary shares.

For purposes of these adjustments, a permitted dividend is any quarterly cash dividend in respect of the ordinary shares, other than a quarterly cash dividend that exceeds the immediately preceding quarterly cash dividend, and then only to the extent that the per share amount of such dividend results in an annualized dividend yield on the ordinary shares in excess of 10%. An excess purchase payment is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final) of all other consideration paid by Nokia Corporation with respect to one ordinary share acquired in a tender offer or exchange offer by Nokia Corporation, over (y) the then-current market price of the ordinary shares.

Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution or excess purchase payment to which the sixth paragraph in this section would otherwise apply, the numerator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Citigroup Global Markets Holdings may, at its option, elect to have the adjustment provided by that paragraph not be made and in lieu of such adjustment, on the maturity date, the holders of the TARGETS will be entitled to receive an additional amount of cash equal to the product of the number of the TARGETS held by such holder multiplied by the sum of the amount of cash plus the fair market value of such other consideration (determined, as of the date such dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final) so distributed or applied to the acquisition of the ordinary shares in such a tender offer or exchange offer applicable to the number of ADRs underlying one TARGETS.

Each dilution adjustment will be effected as follows:

•	in the case of any dividend, distribution or issuance, at the opening of business on the business day next following the record date for determination of holders of ordinary shares entitled to receive such dividend, distribution or issuance or, if the announcement of any such dividend, distribution, or issuance is after such record date, at the time such dividend, distribution or issuance was announced by Nokia Corporation,

•	in the case of any subdivision, split, combination or reclassification, on the effective date of such transaction,

•	in the case of any excess purchase payment for which Nokia Corporation announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of such announcement, and

•	in the case of any other excess purchase payment, on the date that the holders of the repurchased ordinary shares become entitled to payment in respect thereof.

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the starting value for the calculation of the periodic capped return for any reset period will be required unless such adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by Nokia Corporation, or such dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon such cancellation, failure of approval or failure to occur, the periodic capped return for the reset period ending on the reset date next occurring after such event will be further adjusted to the periodic capped return which would then have been in effect had adjustment for such event not been made. If a reorganization event described below occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the periodic capped return for the reset period ending on the reset date next occurring after such events will not be rescinded but will be applied to the new periodic capped return provided for below.

The then-current market price of an ordinary share, for the purpose of applying any dilution adjustment, means the average trading price per ordinary share for the 10 trading days immediately before such adjustment is effected or, in the case of an adjustment effected at the opening of business on the business day next following a record date, immediately before the earlier of the date such adjustment is effected and the related ex-date.

The ex-date with respect to any dividend, distribution or issuance is the first date on which the ordinary shares trade regular way on their principal market without the right to receive such dividend, distribution or issuance.

In the event of any of the following reorganization events

•	any consolidation or merger of Nokia Corporation, or any surviving entity or subsequent surviving entity of Nokia Corporation, with or into another entity, other than a merger or consolidation in which Nokia Corporation is the continuing corporation and in which the ordinary shares outstanding immediately before the merger or consolidation is not exchanged for cash, securities or other property of Nokia Corporation or another issuer,

•	any sale, transfer, lease or conveyance to another corporation of the property of Nokia Corporation or any successor as an entirety or substantially as an entirety,

•	any statutory exchange of securities of Nokia Corporation or any successor of Nokia Corporation with another issuer, other than in connection with a merger or acquisition, or

•	any liquidation, dissolution or winding up of Nokia Corporation or any successor of Nokia Corporation,

the ending value used to calculate the periodic capped return for the reset period ending on the reset date next occurring, and the starting value and the ending value used to calculate the periodic capped return for each reset period thereafter (other than the reset period ending at maturity) will be based on the transaction value described below rather than the trading price of the ADRs, and the ending value used to calculate the periodic capped return for the reset period ending at maturity will be based on the transaction value rather than the 10-day average trading price of the ADRs.

The transaction value with respect to any reset period, will be the sum of:

(1)	for any cash received in a reorganization event, the amount of cash received per ordinary share,

(2)	for any property other than cash or marketable securities received in a reorganization event, an amount equal to the market value on the date the reorganization event is consummated of that property received per ordinary share, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final, and

(3)	for any marketable securities received in a reorganization event, (A) with respect to all reset periods other than the reset period ending at maturity, an amount equal to the trading price per share of such marketable securities on the reset date at the end of the relevant reset period multiplied by the number of those marketable securities received for each ordinary share or, if that day is not a trading day, the trading price on the next following trading day, and (B) with respect to the reset period ending on maturity, an amount equal to the average trading price per share of those marketable securities for the 10 trading days immediately prior to but not including the date one business day before the maturity date or accelerated maturity date multiplied by the number of such marketable securities received for each ordinary share.

Marketable securities are any perpetual equity securities or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange or reported by the Nasdaq Stock Market, Inc. The number of shares of any equity securities constituting marketable securities included in the calculation of transaction value pursuant to clause (3) above will be adjusted if any event occurs with respect to the marketable securities or the issuer of the marketable securities between the time of the reorganization event and the maturity date or accelerated maturity date that would have required an adjustment as described above, had it occurred with respect to the ordinary shares of Nokia Corporation. Adjustment for those subsequent events will be as nearly equivalent as practicable to the adjustments described above.

The adjustments described herein assume that each ADR will continue to represent, directly or indirectly, one Nokia ordinary share. If the number of ordinary shares represented by an ADR changes, whether in conjunction with one of the forgoing adjustment events or otherwise, or if any of the events described above occurs with respect to the ADRs and not with respect to or with proportional effect on Nokia ordinary shares, then Citigroup Global Markets Holdings will effect the applicable dilution adjustments based on the trading price and the outstanding number of ADRs.

For the purposes of the adjustments described herein, each non-U.S. dollar value (whether a value of cash, property, securities or otherwise) shall be expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on the date of valuation, or if this rate is unavailable, such rate as the Calculation Agent may determine.

Citigroup Global Markets Holdings will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the indenture trustee with notice of any such adjustment.

Payment Procedures

Distributions on the TARGETS will be payable to the holders of the TARGETS as they appear on the books and records of Trust XXII at the close of business on the relevant record dates. While the TARGETS remain in book-entry only form, the relevant record dates for distributions of any maturity payments or accelerated maturity payments and any accrued and unpaid yield enhancement payments with respect to the TARGETS will be five business days prior to the date Trust XXII receives those maturity payments or accelerated maturity payments, as the case may be, under the forward contract. While the TARGETS remain in book-entry only form, the relevant record date for distribution of the treasury proceeds to holders of TARGETS will be five business days prior to the date Trust XXII receives those treasury proceeds upon liquidation of the treasury securities. While the TARGETS remain in book-entry only form, the relevant record dates for any quarterly distributions will be five business days prior to the relevant payment dates, which payment dates will correspond to the dates on which Trust XXII receives payments in respect of, and in accordance with the terms of, the treasury securities and the forward contract. The relevant record dates for the common securities will be the same record dates as for the TARGETS.

If the TARGETS will not continue to remain in book-entry only form, the relevant record dates will conform to the rules of any securities exchange on which they are listed and, if none, will be 15 days before the relevant payment dates, which payment dates will correspond to the dates on which payments are made in respect of, and in accordance with the terms of, the treasury securities and the forward contract.

Distributions payable on any TARGETS that are not punctually paid on any payment date, as a result of either Citigroup Global Markets Holdings having failed to make a payment under the forward contract or the U.S. Government having failed to make a payment in respect of the treasury securities, will cease to be payable to the person in whose name the TARGETS are registered on the relevant record date. The defaulted distribution will instead be payable to the person in whose name those TARGETS are registered on a special record date which will be the date on which Trust XXII actually receives the amount of the defaulted distributions.

If any date on which distributions are payable on the TARGETS is not a business day, then payment of the distribution payable on such date will be made on the next succeeding day that is a business day and without any interest or other payment in respect of any such delay, with the same force and effect as if made on that date. If that business day is in the next succeeding calendar year, the payment will be made on the immediately preceding business day, with the same force and effect as if made on that date. A business day is any day other than a Saturday, Sunday or a day on which banking institutions in The City of New York are authorized or required by law to close.

Payments in respect of the TARGETS represented by global certificates (as defined below under “Book-Entry Only Issuance”) will be made to DTC, which will credit the relevant accounts at DTC on the scheduled payment dates. In the case of TARGETS in the form of certificated securities, if any, the payments will be made by check mailed to the holder’s address as it appears on the register.

Voting Rights

Except as described in this prospectus under “— Acceleration of Maturity Date; Enforcement of Rights” and “Description of the Guarantee — Modifications of the Guarantee; Assignment,” and except as provided under the Delaware Statutory Trust Act, the Trust Indenture Act and as otherwise required by law and the amended and restated declaration of trust, the holders of the TARGETS will have no voting rights.

In the event the consent of the institutional trustee, as the holder of the forward contract, is required under the indenture with respect to any amendment, modification or termination of the indenture, the institutional trustee will request the written direction of the holders of the trust securities with respect to the amendment, modification or termination and will vote with respect to the amendment, modification or termination as directed by a majority of the trust securities voting together as a single class. If any amendment, modification or termination under the indenture requires the consent of a super majority, the institutional trustee may only give its consent at the direction of the holders of at least the proportionate number of the trust securities represented by the relevant super majority of the aggregate beneficial interests in the forward contract. The institutional trustee will be under no obligation to take any such action in accordance with the directions of the holders of the trust securities unless the institutional trustee has obtained an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that for United States federal income tax purposes Trust XXII will not be classified as other than a grantor trust.

The procedures by which holders of the TARGETS may exercise their voting rights are described below under “— Book-Entry Only Issuance.”

Holders of the TARGETS will have no rights to appoint or remove the trustees, who may be appointed, removed or replaced solely by Citigroup Global Markets Holdings as the indirect or direct holder of all of the common securities.

Modification of the Amended and Restated Declaration of Trust

The declaration may be modified and amended if approved by the individual trustees, and in certain circumstances the institutional trustee and the Delaware trustee, provided that, if any proposed amendment to the amended and restated declaration of trust provides for, or the individual trustees otherwise propose to effect,

(1)	any action that would adversely affect the powers, preferences or special rights of the trust securities, whether by way of amendment to the amended and restated declaration of trust or otherwise, or

(2)	the dissolution, winding-up or termination of Trust XXII other than pursuant to the terms of the amended and restated declaration of trust,

then the holders of the trust securities, voting together as a single class, will be entitled to vote on the amendment or proposal and the amendment or proposal will not be effective except with the approval of the holders of at least a majority of the trust securities affected thereby. If any amendment or proposal referred to in (1) above would adversely affect only the TARGETS or the common securities, then only holders of the affected class will be entitled to vote on the amendment or proposal and the amendment or proposal will not be effective except with the approval of a majority of that class of trust securities.

Notwithstanding the foregoing, no amendment or modification may be made to the amended and restated declaration of trust if the amendment or modification would

•	cause Trust XXII to fail to be classified as a grantor trust for United States federal income tax purposes,

•	reduce or otherwise adversely affect the powers of the institutional trustee in contravention of the Trust Indenture Act or

•	cause Trust XXII to be deemed an investment company which is required to be registered under the Investment Company Act.

Merger, Consolidation or Amalgamation of TARGETS Trust XXII

Trust XXII may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation or other entity, except as described below. Trust XXII may, with the consent of the individual trustees or, if there are more than two, a majority of the individual trustees and without the consent of the holders of the trust securities, the Delaware trustee or the institutional trustee consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any state, provided that

•

the successor entity either (A) expressly assumes all of the obligations of Trust XXII under the trust securities or (B) substitutes for the TARGETS other successor securities having substantially the same terms as the trust securities, so long as the successor securities rank the same as the trust securities with respect to distributions and payments upon liquidation, maturity and otherwise,

•	Citigroup Global Markets Holdings expressly acknowledges a trustee of such successor entity possessing the same powers and duties as the institutional trustee in its capacity as the holder of the forward contract and the treasury securities,

•	successor securities to the TARGETS are listed, or any successor securities to the TARGETS will be listed upon notification of issuance, on any national securities exchange or with any organization on which the TARGETS are then listed or quoted,

•	the merger, consolidation, amalgamation or replacement does not cause the TARGETS, including any successor securities, to be downgraded by any nationally recognized statistical rating organization,

•	the merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, in any material respect, other than with respect to any dilution of the holder’s interest in the new entity,

•	the successor entity has a purpose identical to that of Trust XXII,

•	prior to the merger, consolidation, amalgamation or replacement, Trust XXII has received an opinion of a nationally recognized independent counsel to Trust XXII experienced in such matters to the effect that:

(A)	the merger, consolidation, amalgamation or replacement will not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, in any material respect, other than with respect to any dilution of the holders’ interest in the new entity,

(B)	following the merger, consolidation, amalgamation or replacement, neither Trust XXII nor such successor entity will be required to register as an investment company under the Investment Company Act, and

(C)	following the merger, consolidation, amalgamation or replacement, Trust XXII or the successor entity will continue to be classified as a grantor trust for U.S. federal income tax purposes, and

•	Citigroup Global Markets Holdings guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee.

Notwithstanding the foregoing, Trust XXII will not, without the consent of holders of all of the trust securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if, in the opinion of a nationally recognized independent tax counsel experienced in such matters, the consolidation, amalgamation, merger or replacement would cause Trust XXII or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes. In addition, so long as any TARGETS are outstanding and are not held entirely by Citigroup Global Markets Holdings, Trust XXII may not voluntarily liquidate, dissolve, wind-up or terminate except as described above under “— Acceleration of Maturity Date; Enforcement of Rights.”

Book-Entry Only Issuance

The Depository Trust Company will act as securities depositary for the TARGETS. The TARGETS will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global TARGETS certificates, representing the total aggregate number of TARGETS, will be issued and will be deposited with DTC.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the global TARGETS as represented by a global certificate.

DTC has advised Citigroup Global Markets Holdings as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of the TARGETS within the DTC system must be made by or through direct participants, which will receive a credit for the TARGETS on DTC’s records. The ownership interest of each beneficial owner actually purchasing the TARGETS will be recorded on the direct participants’ and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased the TARGETS. Transfers of ownership interests in the TARGETS are to be accomplished by entries made on the books of participants and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the TARGETS, except in the event that use of the book-entry system for the TARGETS is discontinued. Account holders in the Euroclear or Clearstream, Luxembourg clearance systems may hold beneficial interests in the TARGETS through the accounts each such system maintains as a participant in DTC.

To facilitate subsequent transfers, all the TARGETS deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the TARGETS with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership, and DTC has no knowledge of the actual beneficial owners of the TARGETS. DTC’s records reflect only the identity of the direct participants to whose accounts such TARGETS are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

Although voting with respect to the TARGETS is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to TARGETS. Under its usual procedures, DTC would mail an Omnibus Proxy to Trust XXII as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co. consenting or voting rights for those direct participants to whose accounts the TARGETS are credited on the record date, identified in a listing attached to the Omnibus Proxy. Citigroup Global Markets Holdings and Trust XXII believe that the arrangements among DTC, direct and indirect participants, and beneficial owners will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a holder of a beneficial interest in Trust XXII.

Payments on the TARGETS will be made to DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name,” and such payments will be the responsibility of such participant and not of DTC, Trust XXII or Citigroup Global Markets Holdings, subject to any statutory or regulatory requirements to the contrary that may be in effect from time to time. Payment of distributions to DTC is the responsibility of Trust XXII, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants.

Except as provided in the next paragraph, a beneficial owner in a global TARGETS will not be entitled to receive physical delivery of TARGETS. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the TARGETS.

DTC may discontinue providing its services as securities depositary with respect to the TARGETS at any time by giving reasonable notice to Trust XXII. Under such circumstances, in the event that a successor securities depositary is not obtained, TARGETS certificates are required to be printed and delivered. Additionally, the individual trustees, with the consent of Citigroup Global Markets Holdings, may decide to discontinue use of the system of book-entry transfers through DTC or any successor depositary with respect to the TARGETS. In that event, certificates for the TARGETS will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that Citigroup Global Markets Holdings and Trust XXII believe to be reliable, but neither Citigroup Global Markets Holdings nor Trust XXII takes responsibility for the accuracy thereof.

Information Concerning the Institutional Trustee

The institutional trustee, prior to the occurrence of a default with respect to the trust securities, and after the curing of all defaults that may have occurred, undertakes to perform only the duties that are specifically set forth in the amended and restated declaration of trust. If such a default occurs and the institutional trustee has actual knowledge of it, the institutional trustee will exercise the rights and powers vested in it by the amended and restated declaration of trust and will use the same degree of care and skill in the exercise of such rights and powers as a prudent individual would exercise in the conduct of his or her own affairs. Subject to those provisions, the institutional trustee is under no obligation to exercise any of the rights or powers vested in it by the amended and restated declaration of trust at the request of any holder of TARGETS, unless offered reasonable security and indemnity by the holder against the costs, expenses and liabilities which the institutional trustee might incur thereby. Notwithstanding the foregoing, the holders of TARGETS will not be required to offer the indemnity in the event the holders, by exercising their voting rights, direct the institutional trustee to take any action following an acceleration event.

Paying Agent

In the event that the TARGETS do not remain in book-entry only form, the institutional trustee will act as paying agent for the TARGETS and may designate an additional or substitute paying agent at any time. In addition, registration of transfers of TARGETS will be effected without charge by or on behalf of Trust XXII, but upon payment, with the giving of such indemnity as Trust XXII or Citigroup Global Markets Holdings may require, in respect of any tax or other government charges which may be imposed in relation to it.

Governing Law

The amended and restated declaration of trust and the TARGETS will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

Miscellaneous

The individual trustees are authorized and directed to operate Trust XXII in such a way so that Trust XXII will not be required to register as an investment company under the Investment Company Act or be characterized as other than a grantor trust for United States federal income tax purposes. Citigroup Global Markets Holdings and the individual trustees are authorized to take any action, not inconsistent with applicable law, the amended and restated declaration of trust or the restated certificate of incorporation of Citigroup Global Markets Holdings, that each of Citigroup Global Markets Holdings and the individual trustees in their discretion deem to be necessary or desirable to achieve such end as long as the action does not adversely affect the interests of the holders of the TARGETS or vary the terms thereof.

Holders of the TARGETS have no preemptive rights.

DESCRIPTION OF THE FORWARD CONTRACT

Citigroup Global Markets Holdings is also by this prospectus offering its related forward contract with respect to the ADRs. The terms of the forward contract will be set forth in an indenture between Citigroup Global Markets Holdings and JPMorgan Chase Bank. The indenture will be qualified under the Trust Indenture Act. The indenture trustee will act as trustee for the forward contract under the indenture for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the forward contract will include those stated in the indenture and those made part of the indenture by the Trust Indenture Act. The forward contract will rank equally with all other unsecured contractual obligations of Citigroup Global Markets Holdings and the unsecured and unsubordinated debt of Citigroup Global Markets Holdings. Since Citigroup Global Markets Holdings is a holding company, the forward contract will be effectively subordinated to the claims of creditors of Citigroup Global Markets Holdings’ subsidiaries.

Under the forward contract, Citigroup Global Markets Holdings will pay an amount equal to the aggregate maturity payments or the aggregate accelerated maturity payments, as the case may be, in respect of the TARGETS and the common securities to Trust XXII at maturity of the forward contract as described above. The forward contract provides, among other things, for a payment by Citigroup Global Markets Holdings to Trust XXII of an amount determined by reference to the 10-day closing price as of the maturity date or accelerated maturity date, as the case may be. See “Description of the TARGETS” in this prospectus.

Pursuant to the terms of the forward contract, Citigroup Global Markets Holdings will, in appropriate cases, pay yield enhancement payments, which are on the amount paid by Trust XXII to Citigroup Global Markets Holdings for the forward contract. The yield enhancement payments will take the form of quarterly cash payments in the amount of approximately $            (except that the payment on November 15, 2004 will be approximately $            ), accruing from the date of issuance of the TARGETS, computed on the basis of a 360-day year of twelve 30-day months and for any period less than a full calendar month, the number of days elapsed in such month. Depending on market conditions at the time of pricing of the TARGETS for initial sale to the public, the amount of the yield enhancement payments may be zero or a nominal amount. The yield enhancement payments, together with distributions received by Trust XXII with respect to the treasury securities, will be used by the Trust XXII to pay the quarterly distributions to the holders of the TARGETS and the common securities. See “Description of the TARGETS — Quarterly Distributions” in this prospectus.

The forward contract is a contract in the form of an indenture between the Citigroup Global Markets Holdings and a trustee for the benefit of the holder of the interests in the forward contract. The forward contract is a prepaid “cash-settled” forward contract, whereby the obligor settles its obligation in cash rather than in securities. The indenture will provide that Citigroup Global Markets Holdings will pay all fees and expenses related to

•	the offering of the trust securities and the forward contract,

•	the organization, maintenance and dissolution of Trust XXII,

•	the retention of the trustees, and

•	the enforcement by the institutional trustee of the rights of the holders of the TARGETS.

DESCRIPTION OF THE GUARANTEE

Set forth below is a summary of information concerning the guarantee that will be executed and delivered by Citigroup Global Markets Holdings for the benefit of the holders of TARGETS. The guarantee will be qualified as an indenture under the Trust Indenture Act. JPMorgan Chase Bank will act as indenture trustee under the guarantee. The terms of the guarantee will be those set forth in the guarantee and those made part of the guarantee by the Trust Indenture Act. The summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of guarantee, which is filed as an exhibit to the registration statement of which this prospectus forms a part, and the Trust Indenture Act. The guarantee will be held by the guarantee trustee for the benefit of the holders of the TARGETS.

General

Under the guarantee, Citigroup Global Markets Holdings will irrevocably and unconditionally agree to pay in full to the holders of the TARGETS, except to the extent paid by Trust XXII, as and when due, regardless of any defense, right of set off or counterclaim which Trust XXII may have or assert, the following payments:

•	any maturity payment that is required to be made in respect of the TARGETS, to the extent Trust XXII has funds available,

•	any accelerated maturity payment that is required to be made in respect of the TARGETS, to the extent Trust XXII has funds available,

•	any treasury proceeds that are required to be distributed in respect of the TARGETS, to the extent that Trust XXII has funds available,

•	any quarterly distributions that are required to be made in respect of the TARGETS, to the extent Trust XXII has funds available,

•	any accrued and unpaid yield enhancement payments as of the maturity date or accelerated maturity, as the case may be, to the extent Trust XXII has funds available, and

•	any other remaining assets of Trust XXII upon liquidation of Trust XXII.

Citigroup Global Markets Holdings’ obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Citigroup Global Markets Holdings to the holders of TARGETS or by causing Trust XXII to pay such amounts to such holders.

The guarantee will be a guarantee with respect to the TARGETS from the time of issuance of the TARGETS but will not apply to any payment of quarterly distributions, maturity payments, accelerated maturity payments, treasury proceeds, accrued and unpaid yield enhancement payments or to payments upon the dissolution, winding-up or termination of Trust XXII, except to the extent Trust XXII has funds available. If Citigroup Global Markets Holdings does not pay the aggregate maturity payments or the aggregate accelerated maturity payments to Trust XXII upon maturity of the forward contract, including maturity as a result of acceleration, Trust XXII will not pay any maturity payment or accelerated maturity payment to holders of the TARGETS and will not have funds available to make the payments. If the U.S. federal government, as the issuer of the treasury securities, does not make periodic payments to Trust XXII with respect to the treasury securities, or Citigroup Global Markets Holdings does not pay the yield enhancement payments to Trust XXII under the forward contract, then, in either event, Trust XXII will not pay the full amount of the quarterly distributions to holders of the TARGETS and will not have funds available to make the payments. The guarantee, when taken together with Citigroup Global Markets Holdings’ obligations under the forward contract, the indenture and the declaration, including its obligations to pay costs, expenses, debts and liabilities of Trust XXII, other than with respect to trust securities, will provide a full and unconditional guarantee by Citigroup Global Markets Holdings of Trust XXII’s obligations under the TARGETS.

Modifications of the Guarantee; Assignment

Except with respect to any changes that do not adversely affect the rights of holders of TARGETS, in which case no vote will be required, the guarantee may be amended only with the prior approval of the holders of a majority of the outstanding TARGETS. All guarantees and agreements contained in the guarantee will bind the successors, assignees, receivers, trustees and representatives of Citigroup Global Markets Holdings and shall inure to the benefit of the holders of the TARGETS then outstanding.

Guarantee Enforcement Events

An enforcement event under the guarantee will occur upon the failure of Citigroup Global Markets Holdings to perform any of its payment or other obligations thereunder. The holders of a majority of the TARGETS have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee. If the guarantee trustee fails to enforce the guarantee trustee’s rights under the guarantee, any holder of TARGETS may directly institute a legal proceeding against Citigroup Global Markets Holdings to enforce the guarantee trustee’s rights under the guarantee, without first instituting a legal proceeding against Trust XXII, the guarantee trustee or any other person or entity. A holder of TARGETS may also directly institute a legal proceeding against Citigroup Global Markets Holdings to enforce such holder’s right to receive payment under the guarantee without first directing the guarantee trustee to enforce the terms of the guarantee or instituting a legal proceeding against Trust XXII or any other person or entity.

Citigroup Global Markets Holdings will be required to provide annually to the guarantee trustee a statement as to the performance by Citigroup Global Markets Holdings of certain of its obligations under the guarantee and as to any default in such performance.

Information Concerning the Guarantee Trustee

The guarantee trustee, prior to the occurrence of a default with respect to the guarantee and after the curing of all defaults that may have occurred, undertakes to perform only the duties that are specifically set forth in the guarantee. If any default occurs with respect to the guarantee that has not been cured or waived and the guarantee trustee has actual knowledge of it, the guarantee trustee will exercise its rights and powers under the guarantee, and use the same degree of care and skill in the exercise of such rights and powers as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of the TARGETS unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

Termination of the Guarantee

The guarantee will terminate as to the TARGETS upon full payment to the holders of the TARGETS of

•	the maturity payments and all quarterly distributions,

•	the accelerated maturity payments, the treasury proceeds and any accrued but unpaid yield enhancement payments or

•	the amounts payable in accordance with the declaration upon liquidation of Trust XXII.

The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of TARGETS must restore payment of any sum paid under the TARGETS or the guarantee.

Status of the Guarantee

The guarantee will constitute a guarantee of payment and not of collection. The guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity.

Governing Law

The guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York.

DESCRIPTION OF THE TREASURY SECURITIES

The treasury securities will consist of a portfolio of stripped self-amortizing securities issued by the U.S. Treasury and maturing on a quarterly basis through the maturity date. The treasury securities will bear quarterly payments corresponding to the payment dates of the quarterly distributions payable on the TARGETS. Upon acceleration of maturity to an accelerated maturity date, any treasury securities then held by the institutional trustee on behalf of Trust XXII will be sold and the treasury proceeds will be distributed to holders of the trust securities. See “Description of the TARGETS — Acceleration of Maturity Date; Enforcement of Rights” in this prospectus.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the TARGETS. Unless otherwise specifically indicated herein, this summary only addresses U.S. Holders. A “U.S. Holder” is a holder of the TARGETS that is an individual who is a citizen or resident of the United States, a U.S. domestic corporation, or any other person that is subject to U.S. federal income taxation on a net income basis in respect of its investment in the TARGETS. The discussion below is based on the advice of Cleary, Gottlieb, Steen & Hamilton.

The summary is based on U.S. federal income tax laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly on a retroactive basis. Except to the extent discussed below in “— Tax Consequences to Non-U.S. Holders” and “— Backup Withholding and Information Reporting,” the summary deals only with U.S. Holders that will hold the TARGETS as capital assets and that purchased the TARGETS in the initial offering. The summary does not address tax considerations that may be relevant to a particular holder in light of such holder’s individual circumstances or that are applicable to holders subject to special tax rules, such as banks, tax-exempt entities, insurance companies, dealers in securities or currencies, traders in securities electing to mark to market, persons that will hold the TARGETS as a position in a “straddle” for tax purposes or as part of a “synthetic security” or a “conversion transaction” or other integrated investment comprised of the TARGETS and one or more other investments, or persons that have a functional currency other than the U.S. dollar.

This summary does not include any description of the tax laws of any state, local or foreign government that may be applicable to the TARGETS or to the holders thereof. It also does not discuss the tax consequences of the ownership of Nokia ADRs. Before acquiring the TARGETS, prospective investors should consult publicly available sources of information concerning the tax treatment of Nokia ADRs. The following discussion assumes that the discussion set forth under the heading “Taxation” in the Nokia 20-F filed on February 6, 2004 with the SEC is accurate in all respects. Prospective investors should note that if that discussion is not accurate, then it is possible that the U.S. federal income tax consequences of owning the TARGETS would differ significantly from the consequences described below.

Prospective purchasers of the TARGETS should consult their tax advisors in determining the tax consequences to them of purchasing, owning or disposing of the TARGETS, including the application to their particular situation of the U.S. federal income tax considerations discussed below, as well as the application of state, local, foreign income or other tax laws.

There are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of the TARGETS. Pursuant to the amended and restated declaration of trust, every holder of the TARGETS and Trust XXII agrees to treat the TARGETS for U.S. federal income tax purposes as a beneficial interest in a trust that holds the treasury securities and the forward contract. In addition, pursuant to the forward contract and the amended and restated declaration of trust, every holder of the TARGETS, Trust XXII and Citigroup Global Markets Holdings agree to characterize for U.S. federal income tax purposes, in the absence of an administrative determination or judicial ruling to the contrary, (1) the forward contract as a cash-settled forward purchase contract and (2) an amount equal to the purchase price of the TARGETS less the purchase price of the treasury securities as a cash deposit to be applied on the maturity date or accelerated maturity date in full satisfaction of the holder’s payment obligation under the forward contract. Trust XXII intends to report holders’ income to the Internal Revenue Service in accordance with this agreed treatment.

Under this agreed approach, the tax consequences of holding a TARGETS should be as described below. Prospective investors in the TARGETS should be aware, however, that no ruling is being requested from the Internal Revenue Service with respect to the TARGETS and the Internal Revenue Service might take a different view as to the proper characterization of the TARGETS or of the forward contract and of the U.S. federal income tax consequences to a holder thereof.

Tax Status of Trust XXII

The Trust will be treated as a grantor trust owned solely by the present and future holders of trust securities for U.S. federal income tax purposes, and accordingly, income received by Trust XXII will be treated as income of the holders of the TARGETS in the manner set forth below.

Tax Consequences to U.S. Holders

Tax Basis in the Treasury Securities and the Forward Contract.    Each U.S. Holder should be considered the owner of its pro rata portion of the treasury securities and the forward contract in Trust XXII. The cost to the U.S. Holder of its TARGETS should be allocated among the holder’s pro rata portion of the treasury securities and the forward contract, in proportion to the fair market values thereof on the date on which the holder acquires its TARGETS, in order to determine the holder’s tax basis in such assets. It is currently anticipated that approximately 10% to 15% and 85% to 90% of the net proceeds of the offering will be used by Trust XXII to purchase the treasury securities and the forward contract, respectively.

Recognition of Original Issue Discount on the Treasury Securities. The treasury securities in Trust XXII will consist of stripped, self-amortizing U.S. Treasury securities. A U.S. Holder should be required to treat its pro rata portion of each treasury security in Trust XXII as a bond that was originally issued on the date the holder purchased its TARGETS and at an original issue discount equal to the excess of the holder’s pro rata portion of the amounts payable on such treasury security over the holder’s tax basis therein, as discussed above. The amount of such excess, however, should constitute only a portion of the total amounts payable with respect to the treasury securities held by Trust XXII and, accordingly, a substantial portion of the quarterly cash distributions from Trust XXII to holders should be treated as a tax-free return of the holder’s investment in the treasury securities and should reduce the holder’s tax basis in its pro rata portion of the treasury securities. A U.S. Holder, whether using the cash or accrual method of tax accounting, should be required to include original issue discount, other than original issue discount on short-term treasury securities as described below, in gross income for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method, prior to the receipt of cash attributable to such income. A U.S. Holder’s tax basis in a treasury security held by Trust XXII should be increased by the amount of any original issue discount included in gross income by the holder with respect to such treasury security and reduced to the extent that any payment received on maturity, sale or other disposition of the TARGETS represents a repayment of accrued original issue discount.

With respect to any short-term treasury security (a treasury security with a maturity of one year or less from the date it is purchased) held by Trust XXII, U.S. Holders using the cash method of tax accounting should generally be required to include interest payments on such treasury securities in gross income as such payments are received. In addition, such cash method U.S. Holders may be denied a deduction for any related interest expense until such payments are received. U.S. Holders using the accrual method of tax accounting should be required to include original issue discount on any short-term treasury security held by Trust XXII in gross income as such original issue discount accrues. Unless a U.S. Holder elects to accrue the original issue discount on a short-term treasury security according to a constant yield method based on daily compounding, such original issue discount should be accrued on a straight-line basis.

Treatment of the Forward Contract. Each U.S. Holder should be treated as having entered into a pro rata portion of the forward contract and, at the maturity date or accelerated maturity date, as having received a pro rata portion of the maturity payment or accelerated maturity payment, as the case may be, received by Trust XXII. Under current law, a U.S. Holder should not recognize income, gain or loss upon entry into the forward contract and should not be required to include in gross income additional amounts over the term of the forward contract, except with respect to the yield enhancement payments, as described below. The Internal Revenue Service and the U.S. Treasury Department have indicated that they may publish guidance with respect to accrual of income on prepaid forward contracts. If such guidance were issued with retroactive application, it could increase the amount of income required to be included over the term of the forward contract. See “— Possible Alternative Characterizations” below.

Treatment of the Yield Enhancement Payments. Consistent with the agreed characterization, any yield enhancement payments, including amounts payable with respect to any deferred yield enhancement payments, should be characterized as interest payable on the amount of the cash deposit and should generally be includible in the income of a U.S. Holder on an accrual basis.

Sale or Other Disposition of the TARGETS. Upon a sale or other disposition of all or some of a U.S. Holder’s TARGETS, such holder should be treated as having sold its pro rata portions of the treasury securities and the forward contract underlying the TARGETS. The selling U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized from such sale or other disposition and the holder’s aggregate tax bases in its pro rata portions of the treasury securities and the forward contract, except to the extent of any (1) accrued interest with respect to the holder’s pro rata portion of short-term treasury securities includible in gross income as ordinary income and (2) accrued but unpaid yield enhancement payments to the extent not previously taken into account in determining the U.S. Holder’s tax basis. Any such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the TARGETS is more than one year. The distinction between capital gain or loss and ordinary income or loss is important for purposes of the limitations on a holder’s ability to offset capital losses against ordinary income. In addition, long-term capital gains recognized by an individual U.S. Holder generally are subject to a maximum rate of 15 percent.

Distributions of Cash at the Maturity Date or Accelerated Maturity Date. On the receipt of cash by Trust XXII with respect to the forward contract on the maturity date or accelerated maturity date, a U.S. Holder should realize capital gain or loss equal to the difference between the holder’s pro rata portion of the amount of cash received by Trust XXII and the holder’s tax basis in its pro rata portion of the forward contract at that time, except to the extent such cash is attributable to any accrued but unpaid yield enhancement payments to the extent not previously taken into account in determining the U.S. Holder’s tax basis. Under certain circumstances, on or following the accelerated maturity date, Trust XXII may sell all or a portion of the treasury securities and distribute the treasury proceeds to holders. Upon such a sale by Trust XXII, a U.S. Holder should realize capital gain or loss equal to the difference between the amount of cash received by the holder, except to the extent of any accrued interest with respect to the holder’s pro rata portion of short-term treasury securities includible in gross income as ordinary income, and the holder’s tax basis in its pro rata portion of the treasury securities sold by Trust XXII. Any such capital gain or loss described in this paragraph will be long-term capital gain or loss if the U.S. Holder’s holding period for the TARGETS is more than one year and will be subject to the same maximum U.S. federal income tax rates for individuals discussed above under “— Sale or Other Disposition of the TARGETS.”

Possible Alternative Characterizations. It is possible that the Internal Revenue Service could seek to characterize the TARGETS in a manner that results in tax consequences different from those described above. Under alternative characterizations of the TARGETS, it is possible, for example, that the forward contract could be treated as a contingent payment debt instrument, or as including a debt instrument and a forward contract or two or more options. It is also possible that the Internal Revenue Service could take the view that a U.S. Holder should include in gross income the amount of cash actually received each year in respect of the TARGETS or that the TARGETS as a whole constitute a contingent payment debt instrument. Under these alternative characterizations, the timing and character of income from the TARGETS could differ substantially.

It is also possible that future regulations or other Internal Revenue Service guidance could require U.S. Holders to increase the amount of income accrued on a current basis over the term of the TARGETS. The Internal Revenue Service and U.S. Treasury Department recently issued proposed regulations that require current accrual of income with respect to contingent nonperiodic payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of tax accounting does not properly reflect the economic accrual of income on such contracts, and requires current accrual of income with respect to some contracts already in existence at the time the proposed regulations were released. While the proposed regulations do not apply to forward contracts such as the forward contract held by Trust XXII, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the Internal Revenue Service published future guidance requiring current accrual of income with respect to contingent payments on prepaid forward contracts, it is possible that U.S. Holders could be required to increase the amount of income accrued on a current basis over the term of the TARGETS.

Potential Application of Constructive Ownership Rules. Some or all of the net long-term capital gain arising from certain “constructive ownership” transactions may be characterized as ordinary income, in which case an interest charge would be imposed on any such ordinary income. These rules have no immediate application to forward contracts, including the TARGETS, in respect of the stock of most operating corporations assuming that Nokia is not, and will not become at any time during the term of the TARGETS, a passive foreign investment company, a foreign personal holding company or a foreign investment company for U.S. federal income tax purposes. The rules, however, grant discretionary authority to the U.S. Treasury Department to expand the scope of “constructive ownership” transactions to include forward contracts in respect of the stock of all corporations. The rules separately also direct the Treasury to promulgate regulations excluding a forward contract that does not convey “substantially all” of the economic return on an underlying asset from the scope of “constructive ownership” transactions. This category may include the TARGETS. It is not possible to predict whether such regulations will be promulgated by the Treasury, or the form or effective date that any regulations that may be promulgated might take.

Tax Consequences to Non-U.S. Holders

A “Non-U.S. Holder” is a holder of the TARGETS that is a non-resident alien individual or foreign corporation. In the case of a Non-U.S. Holder:

(1)	quarterly distributions made with respect to the TARGETS should not be subject to U.S. withholding tax, provided that the beneficial owner of the TARGETS complies with applicable certification requirements, including in general the furnishing of an Internal Revenue Service Form W-8BEN or a substitute form; and

(2)	any capital gain realized upon the sale or other disposition of the TARGETS should not be subject to U.S. federal income tax unless (A) the gain is effectively connected with a U.S. trade or business of such holder or (B) in the case of an individual, the individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and either (i) the gain is attributable to a fixed place of business maintained by such individual in the United States or (ii) such holder has a tax home in the United States.

For purpose of applying the rules set forth above to an entity that is treated as fiscally transparent (e.g., a partnership) for U.S. federal income tax purpose, the beneficial owner means each of the ultimate beneficial owners of the entity.

A Non-U.S. Holder that is subject to U.S. federal income taxation on a net income basis with respect to its investment in the TARGETS should see the discussion in “ — Tax Consequences to U.S. Holders”.

Backup Withholding and Information Reporting

A holder of the TARGETS, including a Non-U.S. Holder, may be subject to information reporting and to backup withholding tax on certain amounts paid to the holder unless such holder:

(1)	is a corporation or comes within certain other exempt categories and, when required, provides proof of such exemption, or

(2)	provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding tax and otherwise complies with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax and any amounts withheld may be credited against the holder’s U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended, imposes certain requirements on “employee benefit plans”, as defined in Section 3(3) of ERISA, subject to ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) and on those persons who are fiduciaries with respect to ERISA Plans. Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986 prohibit certain transactions involving the assets of an ERISA Plan or a plan, such as a Keogh plan or an individual retirement account, that is not subject to ERISA but which is subject to Section 4975 of the Internal Revenue Code (together with ERISA Plans, “Plans”) and certain persons, referred to as “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code, having certain relationships to such Plans, unless a statutory or administrative exception or exemption is applicable to the transaction. As used below, the term “Pension Type Accounts” shall include Plans, entities the assets of which may be deemed to be “plan assets” under ERISA regulations, and governmental plans subject to any substantially similar federal, state or local laws.

The U.S. Department of Labor has promulgated a regulation, 29 C.F.R. Section 2510.3-101, describing what constitutes the assets of a Plan with respect to the Plan’s investment in an entity for purposes of certain provisions of ERISA, including the fiduciary responsibility provisions of Title I of ERISA and Section 4975 of the Internal Revenue Code. Under this regulation, if a Plan invests in a beneficial interest in a trust or a profits interest in a partnership, the Plan’s assets include both the equity interest and an undivided interest in each of the entity’s underlying assets, unless the interest is a “publicly-offered security” or certain other conditions are satisfied. It is anticipated that the TARGETS should constitute “publicly-offered securities” within the meaning of the regulation, and that, consequently, transactions engaged in by the Trust, including the forward contract, should not be subject to the provisions of ERISA or Section 4975 of the Internal Revenue Code.

Any Pension Type Account which proposes to purchase the TARGETS should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA, Section 4975 of the Internal Revenue Code and any substantially similar applicable law to such an investment, and to confirm that such investment will not constitute or result in a prohibited transaction or any other violation of an applicable legal requirement for which an exemption is not available.

By its purchase of any TARGETS, each initial purchaser and subsequent transferee will be deemed to have represented and warranted on each day from the date on which the purchaser or transferee acquires the TARGETS through and including the date on which the purchaser or transferee disposes of its interest in the TARGETS, either that (A) it is not a Pension Type Account or subject to any federal, state, or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code or (B) its purchase, holding and disposition of such TARGETS does not result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code or any other violation of an applicable legal requirement, and it has not relied on advice of Citigroup Global Markets Inc. or any of its affiliates or their employees as a primary basis for its decision to purchase the TARGETS.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement dated the date hereof, Citigroup Global Markets Inc., as underwriter, has agreed to purchase from Trust XXII, and Trust XXII has agreed to sell to Citigroup Global Markets Inc.,             TARGETS.

The underwriting agreement provides that the obligation of Citigroup Global Markets Inc. to purchase the TARGETS included in this offering is subject to approval of certain legal matters by counsel and to other conditions. Citigroup Global Markets Inc. is obligated to purchase all of the TARGETS if it purchases any TARGETS.

Citigroup Global Markets Inc. proposes to offer some of the TARGETS directly to the public at the public offering price set forth on the cover page of this prospectus and some of the TARGETS to certain dealers at the public offering price less a concession not to exceed of $             per TARGETS. Citigroup Global Markets Inc. may allow, and these dealers may reallow, a concession not to exceed of $             per TARGETS on sales to certain other dealers. Sales may also be made though Citicorp Investment Services, a broker-dealer affiliated with Citigroup Global Markets Inc., acting as agent. Citicorp Investment Services will receive as remuneration a portion of the underwriting discount set forth on the cover of this prospectus equal to $             per TARGETS for the TARGETS it sells. If all of the TARGETS are not sold at the initial offering price, Citigroup Global Markets Inc. may change the public offering price and other selling terms.

Trust XXII and Citigroup Global Markets Holdings have agreed that, for the period beginning on the date of the underwriting agreement and continuing to and including the closing date for the purchase of the TARGETS, they will not, without the prior written consent of Citigroup Global Markets Inc., dispose of or hedge any securities, including any backup undertakings for such securities, of Citigroup Global Markets Holdings or of Trust XXII, in each case that are substantially similar to the TARGETS, or any security convertible into or exchangeable for the TARGETS or such substantially similar securities. Citigroup Global Markets Inc. may release any of the securities subject to this lock-up at any time without notice.

The underwriting agreement provides that Trust XXII and Citigroup Global Markets Holdings will indemnify Citigroup Global Markets Inc. against certain liabilities, including liabilities under the Securities Act of 1933, and will make certain contributions in respect thereof, or will contribute to payments that Citigroup Global Markets Inc. may be required to make in respect of any of those liabilities and will reimburse Citigroup Global Markets Inc. for certain legal and other expenses.

Prior to this offering, there has been no public market for the TARGETS. Consequently, the initial public offering price for the TARGETS was determined by negotiations between Trust XXII and Citigroup Global Markets Inc. There can be no assurance, however, that the prices at which the TARGETS will sell in the public market after this offering will not be lower than the price at which they are sold by Citigroup Global Markets Inc. or that an active trading market in the TARGETS will develop and continue after this offering.

Citigroup Global Markets Holdings and Trust XXII will apply to list the TARGETS on the American Stock Exchange under the symbol “        .”

In view of the fact that the proceeds of the sale of the TARGETS will ultimately be used by Trust XXII to purchase the forward contract, the underwriting agreement provides that Citigroup Global Markets Holdings will pay to Citigroup Global Markets Inc. an underwriting discount of $             per TARGETS for the account of Citigroup Global Markets Inc.

In connection with the offering, Citigroup Global Markets Inc., as the underwriter, may purchase and sell TARGETS and Nokia ADRs and ordinary shares in the open market. These transactions may include covering transactions and stabilizing transactions. Covering transactions involve purchases of TARGETS in the open market after the distribution has been completed to cover short positions. Stabilizing transactions consist of bids or purchases of TARGETS or Nokia ADRs or ordinary shares made for the purpose of preventing a decline in the market price of the TARGETS or Nokia ADRs or ordinary shares while the offering is in progress.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the TARGETS. They may also cause the price of the TARGETS to be higher than the price that otherwise would exist in the open market in the absence of these transactions. Citigroup Global Markets Inc. may conduct these transactions in the over-the-counter market or otherwise. If Citigroup Global Markets Inc. commences any of these transactions, it may discontinue them at any time.

In order to hedge its obligations under the TARGETS, Citigroup Global Markets Holdings expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. See “Use of Proceeds and Hedging Activities” in this prospectus. You should refer to the sections “Use of Proceeds and Hedging Activities,” “Risk Factors — The Market Value of the TARGETS May Be Affected by Purchases and Sales of Nokia ADRs or Ordinary Shares or Derivative Instruments Related to Nokia ADRs or Ordinary Shares by Affiliates of Citigroup Global Markets Holdings” and “— Citigroup Global Markets Holdings’ Hedging Activity Could Result in a Conflict of Interest” in this prospectus.

We estimate that our total expenses for this offering will be $                    .

Citigroup Global Markets Inc. is a subsidiary of Citigroup Global Markets Holdings. Accordingly, the offering will conform with the requirements set forth in Rule 2810 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding direct participation programs. Citigroup Global Markets Inc. may not confirm sales to any discretionary account without the prior specific written approval of a customer.

This prospectus may also be used by Citigroup Global Markets Holdings’ broker-dealer subsidiaries or affiliates in connection with offers and sales of the TARGETS (subject to obtaining any necessary approval of the American Stock Exchange for any of these offers and sales) in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of these subsidiaries or affiliates may act as principal or agent in these transactions. None of these subsidiaries or affiliates is obligated to make a market in the TARGETS and any may discontinue any market making at any time without notice, at its sole discretion.

LEGAL MATTERS

The validity of the TARGETS, the forward contract, the guarantee and certain matters relating thereto will be passed upon for Citigroup Global Markets Holdings and Trust XXII by Edward F. Greene, Esq. Mr. Greene, General Counsel of Citigroup Global Markets Holdings, beneficially owns, or has rights to acquire under Citigroup employee benefit plans, an aggregate of less than one percent of the common stock of Citigroup. Certain legal matters will be passed upon for the underwriter by Cleary, Gottlieb, Steen & Hamilton, New York, New York. Cleary, Gottlieb, Steen & Hamilton has also acted as special tax counsel to Citigroup Global Markets Holdings in connection with the TARGETS. Cleary, Gottlieb, Steen & Hamilton has from time to time acted as counsel for Citigroup Global Markets Holdings and certain of its affiliates and may do so in the future.

EXPERTS

The consolidated financial statements of Citigroup Global Markets Holdings as of and for the years ended December 31, 2003, 2002 and 2001 have been audited by KPMG LLP, independent certified public accountants, as set forth in their report dated February 26, 2004 on the consolidated financial statements. The consolidated financial statements are included in Citigroup Global Markets Holdings’ annual report on Form 10-K for the year ended December 31, 2003 and incorporated by reference in this prospectus. The report of KPMG LLP also is incorporated by reference in this prospectus. The report of KPMG LLP refers to changes, in 2003, in Citigroup Global Markets Holdings’ methods of accounting for variable interest entities and stock-based compensation, in 2002, in Citigroup Global Markets Holdings’ methods of accounting for goodwill and intangible assets, and, in 2001, in Citigroup Global Markets Holdings’ methods of accounting for derivative instruments and hedging activities. The consolidated financial statements of Citigroup Global Markets Holdings referred to above are incorporated by reference in this prospectus in reliance upon such report and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG LLP audits and reports on consolidated financial statements of Citigroup Global Markets Holdings issued at future dates, and consents to the use of their report thereon, such consolidated financial statements also will be incorporated by reference in the registration statement in reliance upon their report and said authority.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the cover of this prospectus.

TARGETS TRUST XXII

TARGETED GROWTH

ENHANCED TERMS SECURITIES

(TARGETS®)

With respect to

American Depositary Receipts

representing ordinary shares of

Nokia Corporation

Due on

            , 2007

$10.00 per TARGETS

Payments Due from

TARGETS Trust XXII

Guaranteed by

Citigroup Global Markets

Holdings Inc.

PROSPECTUS

            , 2004